Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of December 18, 2018,

among

PAWS Merger Parent, LLC,

PAWS Merger Sub, INC.,

and

OURPET’S COMPANY

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(continued)

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(continued)

		Page

Section 8.11	Assignment	63

Section 8.12	Specific Enforcement; Consent to Jurisdiction	63

Section 8.13	Waiver of Jury Trial	64

Section 8.14	Severability	64

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(continued)

Page

Exhibit A – Index of Defined Terms

Exhibit B – Company Disclosure Schedule

Exhibit C – List of Stockholders Party to the Voting Agreement

Exhibit D – Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 18, 2018, is entered into by and among Paws Merger Parent, LLC, a Delaware limited liability company (“Parent”), Paws Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and OurPet’s Company, a Colorado corporation (the “Company”). Capitalized terms used in this Agreement are used as defined in Section 8.03 or as otherwise defined herein and listed on Exhibit A hereto.

RECITALS

WHEREAS, pursuant to this Agreement, and upon the terms and subject to the conditions set forth herein, Merger Sub will be merged with and into the Company with the Company as the surviving entity (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the Colorado Business Corporation Act (the “CBCA”) and the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding share of common stock, no par value per share, of the Company (the “Common Stock”), other than as set forth herein, will be converted into the right to receive the Merger Consideration, subject to any withholding of taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Board”), on the terms and subject to the conditions set forth herein, has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of each of Parent and Merger Sub, and Parent, as the sole stockholder of Merger Sub, on the terms and subject to the conditions set forth herein, have unanimously approved and declared advisable this Agreement and the consummation of the Transactions, including the Merger;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Equity Investors have entered into Equity Commitment Letters with Parent.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the conditions set forth herein, the parties, intending to be legally bound, hereto agree as follows:

Article I.
THE MERGER

Section 1.01         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CBCA and the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease, and (b) the Company shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the CBCA and the DGCL.

Section 1.02         Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, on a date to be specified by the Company and Parent, which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of those conditions), at the offices of Kohrman Jackson & Krantz LLP, 1375 East Ninth Street, One Cleveland Center, 29th Floor, Cleveland, Ohio 44114-1793, or by the electronic delivery of signature pages utilizing .pdf or similar formats, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03         Effective Time. On the Closing Date, the Company and Merger Sub shall (a) file articles of merger with the Secretary of State of the State of Colorado (the “CSOS”) and Secretary of State of the State of Delaware (“DSOS”) in such form as is required by, and executed in accordance with, the relevant provisions of the CBCA and the DGCL (the “Articles of Merger”), and (b) make all other filings or recordings required by the CBCA and the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with, and accepted by, the CSOS and the DSOS or at such subsequent date and time as the Company and Merger Sub shall agree and specify in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

Section 1.04         Effects of the Merger. The Merger shall have the effects set forth in Section 7-90-204 of the CBCA and Section 18-209 of the DGCL.

Section 1.05         Articles of Incorporation; Bylaws; and Officers and Directors. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter changed or amended as provided herein or by applicable Law or amended at the Effective Time. The by-laws of the Company, shall be amended and restated to be the same as the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Entity shall be “OurPet’s Company.” The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Entity and shall serve until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Article II.
EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS;

COMPANY STOCK OPTIONS; EXCHANGE OF CERTIFICATES

Section 2.01         Effect on Common Stock; Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Common Stock or the holders of any shares of common stock of Merger Sub (the “Merger Sub Shares”):

(a)          each share of Common Stock (i) held by the Company as treasury stock, (ii) owned by any direct or indirect wholly-owned Company Subsidiary, (iii) being contributed to the capital of Holdings pursuant to the Rollover Contribution Agreement (each of which shares, for the avoidance of doubt, shall be deemed contributed to the capital of Holdings immediately prior to the Effective Time) or (iv) that is issued or outstanding and owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be automatically cancelled and retired and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor;

(b)          each Merger Sub Share that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Entity; and

(c)          each share of Common Stock that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares, shall automatically be converted into the right to receive an amount of cash equal to $1.00 per share (the “Merger Consideration”). At the Effective Time, all such shares of Common Stock shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate (a “Common Stock Certificate”) or book-entry shares (“Book-Entry Shares”) that, immediately prior to the Effective Time, represented any shares of Common Stock shall thereafter cease to have any rights with respect to such shares of Common Stock, except, in all cases, the right to receive (other than with respect to the Cancelled Shares) the Merger Consideration, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.07.

Section 2.02         Company Stock Options.

(a)          Stock Options.

(i)          At or prior to the Effective Time, with respect to each option outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, that represents the right to acquire shares of Common Stock under the Stock Plan or otherwise (such options, the “Cash Out Options”), the Company shall take, and cause the Board or any committee administering the Stock Plan to adopt resolutions approving the taking of, commercially reasonable efforts to provide that each such Cash Out Option shall as of the Effective Time (A) automatically become fully vested and exercisable, (B) cease to be outstanding and be automatically cancelled and cease to exist, and (C) be automatically converted into the right to receive the Option Cash Amount. For purposes of this Section 2.03(b), “Option Cash Amount” shall mean the product of (1) the excess, if any, of the Merger Consideration over the exercise price per share of the applicable Cash Out Option, and (2) the number of shares subject to the applicable Cash Out Option; provided, however, that the Option Cash Amount shall be paid net of any applicable tax withholdings as set forth in clause (ii) below, which the Surviving Entity or the Parent, as the case may be, shall promptly pay when due to the appropriate Governmental Entity for the account of each holder of the Cash Out Option.

(ii)         At the Effective Time, Parent shall pay the aggregate Option Cash Amount payable by the Surviving Entity with respect to all Cash Out Options, to the account or accounts designated by the Company by wire transfer of immediately available United States funds. Promptly after the Effective Time (but in no event later than the second business day thereafter), the Surviving Entity shall pay the holders of Cash Out Options, as the case may be, the cash payments specified in this Section 2.03(b). No interest shall be paid or accrue on such cash payments. To the extent the Surviving Entity or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Cash Out Options with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Entity or Parent shall be treated for all purposes of this Agreement as having been paid to the holder of Cash Out Options in respect of which such deduction and withholding was made by the Surviving Entity.

Section 2.03         Preferred Stock. Prior to the Effective Time, the Company shall cause each issued and outstanding share of the Company’s Preferred Stock, no par value per share (the “Preferred Stock”), to be converted into shares of Common Stock in accordance with the terms thereof.

Section 2.04         Certain Adjustments. Notwithstanding any provision of this ARTICLE II to the contrary, if, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Merger Consideration and the Option Cash Amount shall be appropriately adjusted to provide the holders of shares of Common Stock and Cash Out Options the same economic effect as contemplated by this Agreement prior to such event.

Section 2.05         Exchange of Certificates and Book-Entry Shares; Paying Agent.

(a)          Paying Agent; Deposit of Merger Consideration. Prior to the Closing Date, Parent shall designate, and enter into an agreement with, a bank or trust company reasonably acceptable to the Company to act as paying agent for the Merger Consideration payable to holders of Common Stock as a result of the consummation of the Merger upon surrender of Certificates or Book-Entry Shares, as applicable (the “Paying Agent”). Immediately following acceptance of the Articles of Merger by the CSOS and the DSOS, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Common Stock that have been converted into the right to receive Merger Consideration pursuant to Section 2.01(c), cash sufficient to effect the payment of the aggregate Merger Consideration to which such holders are entitled pursuant to Section 2.01(c), upon surrender of Certificates or Book-Entry Shares, as applicable. Such funds, once deposited with the Paying Agent, shall, pending its disbursement to such holders, be held in trust for the benefit of such holders and shall not be used for any other purposes

(b)          Payment Procedures. As soon as practicable after the Effective Time (but no later than the second (2nd) Business Day thereafter), the Surviving Entity shall cause the Paying Agent to mail to each holder of record of Common Stock as of immediately prior to the Effective Time (i) a letter of transmittal (which shall be in such a form reasonably acceptable to the Company), and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for payment of the applicable Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate or Book-Entry Shares, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, the holder of such Certificate or Book-Entry Shares, as applicable, shall be entitled to receive the applicable Merger Consideration to which the holder thereof is entitled in accordance with the terms of this ARTICLE II, in exchange for each share of Common Stock, formerly represented by such Certificate or Book-Entry Shares, as applicable, and the Certificate or Book-Entry Shares, as applicable, so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate or Book-Entry Shares, as applicable (other than a Certificate or Book-Entry Shares, as applicable, representing shares of Common Stock constituting Cancelled Shares), shall be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, are convertible into pursuant to Section 2.01(c).

(c)          No Further Ownership Rights in Common Stock; Transfer Books. All consideration paid upon the surrender of a Certificate or Book-Entry Shares, as applicable, in accordance with the terms of this ARTICLE II, including the Merger Consideration, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, and, at the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares, as applicable, that evidenced ownership of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares, as applicable, are presented to the Surviving Entity, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II, except as otherwise provided by applicable Law.

(d)          Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.05(a) that remains undistributed to holders of Certificates or Book-Entry Shares, as applicable, on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Entity or its designee, and any holder of a Certificate or Book-Entry Shares, as applicable, who has not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Entity (subject to abandoned property, escheat or other similar Laws) and only as a general creditor thereof with respect to the payment of any Merger Consideration to which such holder is entitled pursuant to this ARTICLE II upon surrender of a Certificate or Book-Entry Shares, as applicable. Any portion of the funds made available to the Paying Agent pursuant to Section 2.05(a) that remains unclaimed by holders of Certificates or Book-Entry Shares, as applicable, on the date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Entity, free and clear of all claims or interests of any Person previously entitled thereto.

(e)          No Liability. None of Parent, Merger Sub, the Company, the Surviving Entity, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)          Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting of a bond in customary form in favor of the Surviving Entity, in such reasonable amount as Surviving Entity may direct, as an unsecured indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Common Stock formerly represented by such Certificate, as contemplated by this ARTICLE II.

(g)          Withholding Rights. The Surviving Entity and Parent shall be entitled, and shall be entitled to direct the Paying Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any other tax Law. To the extent that amounts are so deducted and withheld by the Surviving Entity, Parent or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Entity, Parent or the Paying Agent, and shall be paid, by the Surviving Entity, Parent or Paying Agent, as applicable, to the appropriate Governmental Entity.

Section 2.06         Appraisal Rights.

(a)          Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who (i) demand that the Company purchase such shares at their fair market value in accordance with Section 7-113-102 of the CBCA and (ii) do not otherwise fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the CBCA and have not effectively withdrawn, lost or failed to perfect such appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Merger Consideration. Such stockholders instead shall be solely entitled to receive payment from the Surviving Entity of the fair market value of such Dissenting Shares as agreed upon or determined in accordance with the provisions of Section 7-113-102 of the CBCA, unless and until the holder of any such Common Stock shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the CBCA, in which case such Common Stock shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Common Stock Certificate in accordance with Section 2.05, without interest, in accordance with this Agreement, the Merger Consideration applicable thereto. From and after the Effective Time, no stockholder who has demanded appraisal rights shall be entitled to vote his, her or its shares of Common Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time). The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, any attempted withdrawals of such demands and any other instruments relating to stockholders’ rights of appraisal under CBCA, in each case, received by the Company prior to the Closing, and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal. Prior to the Closing, the Company shall not, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand.

(b)          Notwithstanding the provisions of Section 2.06(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal rights, then, as of the Effective Time, such holder’s shares of Common Stock shall automatically be deemed to have been cancelled and retired and been converted into and represent only the right to receive the Merger Consideration to which such stockholder would otherwise be entitled under Section 2.01(a), without interest thereon, upon surrender of the certificate representing such shares and a completed letter of transmittal in accordance with Section 2.05.

Article III.
REPRESENTATIONS AND WARRANTIES

Section 3.01         Representations and Warranties of the Company. Except as disclosed in the disclosure schedule delivered on the date hereof to Parent and Merger Sub which is attached to this Agreement as Exhibit B (the “Company Disclosure Schedule”) (which exceptions and responses will qualify the section or subsection they specifically reference and will also qualify other sections or subsections in this ARTICLE III to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection, whether or not any such section references the Company Disclosure Schedule) or as set forth in any reports on Form 10-K, 10-Q or 8-K filed or furnished (or incorporated by reference into such reports) by the Company with the SEC on or after January 1, 2015 and publicly available prior to the date of this Agreement (but excluding statements in any “Risk Factors” section contained therein or any statement constituting a “forward-looking statement,” in each case, to the extent that such statements are cautionary, predictive or speculative in nature) (the “Reporting Documents”), the Company represents and warrants to each of Parent and Merger Sub as follows:

(a)          Organization, Standing and Corporate Power. The Company and each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or similar power and authority required to own, lease and operate its properties and to carry on its business as presently conducted. The Company and each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b)          Capital Structure.

(i)          The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the close of business on the Business Day immediately preceding the date of this Agreement:

(A)         20,064,956 shares of Common Stock were issued and outstanding;

(B)         no shares of Common Stock were held by the Company in its treasury;

(C)         1,750,000 shares of Common Stock were authorized and reserved for issuance upon exercise of outstanding options representing the right to acquire shares of Common Stock (the “Stock Options”) awarded pursuant to, or subject to the terms of, the Stock Plan, 254,500 of which are vested; and

(D)         63,500 shares of Preferred Stock were issued and outstanding.

(ii)         Except at set forth on Section 3.01(b)(ii) of the Company Disclosure Schedule, all issued and outstanding shares of Common Stock and Preferred Stock of the Company are duly authorized, validly issued, fully paid and non-assessable and are not subject to and were not issued in violation of any preemptive right.

(iii)        There are no bonds, debentures, notes or other Indebtedness of the Company or any Subsidiary of the Company having, or providing the holders thereof, the right to vote (or which are convertible into, exchangeable for or exercisable for, shares of capital stock of the Company, equity or other securities of the Company having the right to vote) on any matters on which stockholders of the Company may vote. There are no Contracts, agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the issuance of or the voting interest in any shares of capital stock of the Company or any equity interests in any Subsidiary of the Company or which restrict the transfer of any such shares or equity interests.

(iv)        Section 3.01(b)(iv) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Stock Options, including the names of the Person to whom such Stock Options have been granted, the number of shares subject to each Stock Option, the per share exercise price for each Stock Option and the portion of each Stock Option that is currently exercisable. Except for the Stock Options listed on Section 3.01(b)(iv) of the Company Disclosure Schedule and the currently issued and outstanding shares of Common Stock and Preferred Stock, there are not issued, reserved for issuance or outstanding (x) any shares of capital stock or other voting securities or equity interests of the Company, (y) any securities of the Company or any of the Subsidiaries of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of the Subsidiaries of the Company, or (z) any warrants, calls, options, subscriptions, convertible securities or other rights to acquire from the Company or any of the Subsidiaries of the Company, and no Contract, obligation, agreement or commitment of the Company or any of the Subsidiaries of the Company, to issue, transfer or sell any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of the Company, and there are not any outstanding Contracts relating to or obligations of the Company or any of the Subsidiaries of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including any Contracts or agreements granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company. Neither the Company nor any Subsidiary of the Company has issued any “phantom” stock or stock appreciation rights.

(v)         Section 3.01(b)(v) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary as of the date of this Agreement, and, for each such Subsidiary of the Company, its jurisdiction of incorporation or organization and the owner of all of the issued and outstanding equity interests. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of (A) the Company’s articles of amendment and restatement (as amended and supplemented, the “Articles”) and bylaws (as amended and supplemented, the “Bylaws”), and (B) the certificate or articles of incorporation or formation and bylaws, limited liability company agreements or partnership agreements (or equivalent organizational documents) of each Subsidiary of the Company, in each instance as in effect on the date of this Agreement, and neither the Company nor any of the Subsidiaries of the Company is in violation of any of the provisions of any of its respective organizational documents.

(vi)        Except as set forth on Section 3.01(b)(vi) of the Company Disclosure Schedule, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (A) securities of the Company or any of the Subsidiaries of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (B) warrants, calls, options or other rights to acquire from the Company or any of the Subsidiaries of the Company, or other Contracts, obligations of the Company or any of the Subsidiaries of the Company to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (C) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (A) through (C) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued, were issued free of preemptive rights and are fully paid and non-assessable.

(vii)       Except for the capital stock or other voting securities of, or other ownership interests in, the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

(viii)      All dividends or other distributions on the shares of Common Stock and Preferred Stock and any dividends or other distributions on any Company Subsidiary Securities which have been authorized and declared prior to the date hereof have been paid in full (except to the extent that such dividends have been publicly announced and are not yet due and payable).

(ix)         The Company does not have a “poison pill” or other similar stockholder rights plan.

(c)          Authority; Noncontravention.

(i)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to consummate the Merger and each of the other Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and each of the other Transactions have been duly and validly authorized and approved by the Board and, other than obtaining the Stockholder Approval, no other corporate proceedings on the part of the Company or any Subsidiary of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and each of the other Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Bankruptcy and Equity Exceptions”). The Board, at a meeting duly called and held, has (A) adopted resolutions unanimously approving and declaring advisable this Agreement, the Merger and the other Transactions, (B) resolved to unanimously recommend that the stockholders of the Company adopt this Agreement and approve the Merger, and (C) directed that this Agreement be submitted to the holders of Common Stock for their approval and adoption (the “Company Recommendation”).

(ii)         The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Transactions, including the Merger, and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach by the Company or any Subsidiary of the Company of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to a right of, or result in, the termination, amendment, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any pledges, liens, limitations, restrictions, charges, rights of any third party, claims, easements, encroachments, encumbrances, mortgages, rights of first refusal, rights of first offer or security interests of any kind or nature whatsoever or rights of others of any kind or nature (collectively, “Liens”) in or upon any of the properties or other assets of the Company or any Company Subsidiary under, (A) the Articles or the Bylaws or the comparable organizational documents of any Subsidiary of the Company, (B) except as set forth on Section 3.01(c)(ii) of the Company Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, deed, covenant, restriction, undertaking, commitment, arrangement, understanding, instrument, permit, franchise or license (each, whether written or oral and including all amendments thereto, a “Contract”) to which the Company or any Subsidiary of the Company is a party or any of their respective properties or other assets may be bound, or (C) subject to (1) obtaining the Stockholder Approval and (2) the governmental filings and the other matters referred to in Section 3.01(d), any (x) Law applicable to the Company or any Subsidiary of the Company or their respective properties or other assets or (y) order, writ, injunction, decree, statute, rule, regulation, judgment or stipulation, in each case applicable to the Company or any of the Subsidiaries of the Company or their respective properties or other assets.

(d)          Governmental And Other Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, tribunal, commission, authority or accrediting body or any non-governmental self-regulatory agency, commission, authority or accrediting body (whether or not private or quasi-private), including any taxing authority (each, a “Governmental Entity”), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions, including the Merger, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), and state securities or state “blue sky” laws as may be required in connection with this Agreement and the consummation of the Transactions, (ii) the CBCA and the DGCL with respect to the filing of the Articles of Merger with the CSOS and DSOS and appropriate documents with the relevant authorities of other states in which the Company or any Company Subsidiary is qualified to do business, and (iii) such filings, which do not include requests for any consents or approval, as may be required in connection with state and local transfer taxes.

(e)          Company SEC Reports.

(i)          Other than as set forth on Section 3.01(e)(i) of the Company Disclosure Schedule, the Company has timely filed with or furnished to the SEC all forms, reports, statements, certifications and other documents required to be filed by it with the SEC since January 1, 2015 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)         Each of the audited consolidated financial statements and unaudited consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules), as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), complied in all material respects with all applicable published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC), were prepared in accordance with generally accepted accounting principles in the United States consistently applied (“GAAP”) and applicable published rules and regulations of the SEC consistently applied during the periods involved (except (A) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto, or (B) as permitted by the rules and regulations of the SEC, including Regulation S-X), and fairly present in all material respects in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries (the “Consolidated Company”) as of the dates thereof and the consolidated statements of operations, changes in stockholders’ equity and cash flows of the Consolidated Company of the dates and for the periods shown therein. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company from the SEC or its staff.

(iii)        Other than as set forth on Section 3.01(e)(iii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether absolute or contingent or otherwise and whether due or to become due) and there is no existing condition, situation or set of circumstances that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities or obligations (A) reflected or reserved against on the consolidated balance sheet, including the notes thereto (the “Balance Sheet”) of the Company as of September 30, 2018 (the “Balance Sheet Date”) included in the Company SEC Documents, (B) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, or (C) as specifically contemplated by this Agreement or otherwise in connection with the consummation of the Transactions, including those transaction fees set forth on Section 3.01(e)(iii) of the Company Disclosure Schedule.

(iv)        Other than as set forth on Section 3.01(e)(iv) of the Company Disclosure Schedule or as described in the Company’s Form 10-K for the year ended December 31, 2017 and its Form 10-Q for the quarter ended September 30, 2018: (a) since January 1, 2015, the Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act; (b) the Company’s disclosure controls and procedures are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; (c) the Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation, and (d) based on Company management’s most recently completed evaluation of the Company’s internal control over financial reporting, (1) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) the Company does not have any Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2015, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any Company Subsidiary has engaged in improper accounting practices. For the purposes of this Section 3.01(e)(iv), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2007-005A of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(f)          Absence of Changes. Since the Balance Sheet Date, except as set forth in Section 3.01(f) of the Company Disclosure Schedule and except for this Agreement and the Transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business, and there has not been any Material Adverse Change or any event, change or occurrence that would reasonably be expected to result in a Material Adverse Change.

(g)          Litigation. Except as set forth in Section 3.01(g) of the Company Disclosure Schedule or as filed or furnished as part of the Reporting Documents, there is no suit, claim, investigation, action, legal or administrative proceeding pending, or, to the Company’s Knowledge, threatened, against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, decree, injunction, ruling, arbitration award or decree by or before any Governmental Entity.

(h)          Contracts. Except as set forth in Section 3.01(h) of the Company Disclosure Schedule or as filed or furnished as part of the Reporting Documents, neither the Company nor any Company Subsidiary is a party to or bound by, and none of their respective properties or other assets is subject to (whether written or oral):

(i)          any Contract containing covenants limiting in any respect the freedom of the Company or any Company Subsidiary to compete in any line of business or in any territory or with any other Person;

(ii)         any joint venture, partnership, manufacturing, development or supply agreement or other Contract which involves a sharing of revenue, profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person;

(iii)        any royalty, dividend or similar arrangement to be paid, or received, by the Company that is based on the revenue or profits of the Company or any Company Subsidiary or any Contract or agreement involving fixed price or fixed volume arrangements;

(iv)        any Contract for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and the Company Subsidiaries or to the Company and the Company Subsidiaries, respectively, of $100,000 or more, other than Contracts entered into in the ordinary course of business and those that can be terminated by the Company or any of the Company Subsidiaries on less than 30 calendar days’ notice without payment by the Company or any of the Company Subsidiaries of any material penalty;

(v)         any loan or guaranty agreement, note, indenture or other instrument, Contract, or agreement under which the Company or any Company Subsidiary has incurred any Indebtedness, other than obligations for the deferred purchase price of property, goods or services not in excess of $100,000 individually or $250,000 in the aggregate;

(vi)        any employment or severance agreement or arrangement (including any such arrangement that contains a change of control payment, retention bonus or other similar arrangement) with an executive officer (other than those that are terminable by the Company or any of the Company Subsidiaries without cost or penalty upon 90 or fewer calendar days’ notice);

(vii)       any Company Benefit Plan, any of the benefits of which will be increased, or the vesting or payment of benefits of which will be accelerated, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the consummation of the Transactions;

(viii)      any Contract relating to any acquisition of securities or assets of another Person or another business by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has continuing “earn-out” or other contingent payment or guarantee obligations in excess of $100,000;

(ix)         any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock or other ownership interests or assets of the Company or any of the Company Subsidiaries, or prohibits the issuance of guarantees by the Company or any of the Company Subsidiaries;

(x)          any Contract that contains a put, call or similar right pursuant to which the Company or any of the Company Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xi)         any mortgage, security agreement, capital lease or other agreement that effectively creates a Lien on any real estate or other material assets of the Company or any of the Company Subsidiaries;

(xii)        any Contract with any Governmental Entity;

(xiii)       any Contract that would prohibit or delay the consummation of the Merger or the other Transactions or otherwise impair the ability of the Company to perform its obligations hereunder;

(xiv)      other than the Company Leases, any Material Contract relating to the use, purchase, sale, lease, management or occupancy of any Leased Real Property;

(xv)       any agreement pursuant to which the Company or any Subsidiary of the Company is obligated to indemnify any other Person (other than the Company or a Subsidiary of the Company) for any taxes; or

(xvi)      any Contract that is material within the meaning set forth in Item 601(b)(10) or Regulation S-K of the Securities Act.

Each contract, agreement or arrangement (i) set forth or required to be set forth on Section 3.01(h) of the Company Disclosure Schedule, (ii) as filed or furnished or as required to be filed or furnished as part of the Reporting Documents, and (iii) each Company Lease shall be referred to herein as a “Material Contract”. The Company has furnished or made available to Parent (including in connection with the Reporting Documents) true, correct and complete copies of each Material Contract. Except as set forth on Section 3.01(h) of the Company Disclosure Schedule, each Material Contract is in full force and effect and, assuming its enforceability against the counterparties, is enforceable against the Company and/or any Company Subsidiary party to such Material Contract in accordance with its terms, except where the failure to be enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect. None of the Company, any Company Subsidiary or, to the Company’s Knowledge, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect (without giving effect to clause (B)(II) contained in the definition of “Material Adverse Effect”).

(i)          Compliance with Laws; Permits.

(i)          Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and taxes, which are the subjects of Section 3.01(j), Section 3.01(l) and Section 3.01(m), respectively, and except as set forth on Section 3.01(i)(i) of the Company Disclosure Schedule, the Company and each Company Subsidiary are, in all material respects, in compliance with all Laws applicable to it, its properties or other assets or its business or operations, and neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary is in violation of any Law to which the Company or any Company Subsidiary or any of their respective properties or other assets or its business or operations is subject.

(ii)         The Company and the Company Subsidiaries hold all Permits necessary for the operation of the businesses of the Company and Company Subsidiaries and the Leased Real Property as currently improved and operated (the “Company Permits”). The Company and each of the Company Subsidiaries is and since January 1, 2015, has been in compliance with the terms of the Company Permits. Since January 1, 2015, no event has occurred that (A) gives to any third party any right of termination, cancellation, revocation or adverse modification (with or without notice or lapse of time or both) of any Company Permit or (B) to the knowledge of the Company, would otherwise reasonably be expected to result in the termination, cancellation, revocation, adverse modification or non-renewal of any Company Permit.

(j)          Environmental Matters. Neither the Company nor any Company Subsidiary has received any written notice, demand, complaint, or other written communication alleging that the Company or any Company Subsidiary is in violation of, or has incurred or triggered potential liability or financial and/or remedial responsibility under, any applicable Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved, (ii) no suit, claim, action, legal or administrative proceeding or request for information is pending or, to the Knowledge of the Company, threatened in writing by any Governmental Entity against the Company or any Company Subsidiary under any applicable Environmental Law; (iii) the Company and the Company Subsidiaries are in compliance with all Environmental Laws and all Company Permits required under Environmental Laws for the conduct of their respective business; (iv) neither the Company nor any Company Subsidiary is a party to any order, judgment, decree or other judicial or administrative demand that imposes any obligations under any Environmental Law on the Company or any Company Subsidiary; (v) to the Knowledge of the Company, there has been no release or threatened release of any Hazardous Materials on, in, or under, or migrating from the Leased Real Property that requires investigation, remediation, removal, mitigation, abatement, monitoring or maintenance; and (vi) other than as set forth on Section 3.01(j) of the Company Disclosure Schedule, no land use restrictions or other institutional controls or engineered barriers are in place or being relied on to protect human health at the Leased Real Property. For purposes of this Agreement, “Environmental Laws” means any foreign, federal, state or local Law (including common law) relating to human health and safety or the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials or related activities and/or occurrences, “Environment” means soil, sediment, land, surface or subsurface strata, surface water, ground water, ambient air (including indoor air) and any biota living in or on such media, and “Hazardous Materials” means any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum, natural gas, synthetic gas (including radon), asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, compound, material or agent that is known or suspected to be harmful to human health or the Environment.

(k)          Labor Relations. Except as set forth on Section 3.01(k) of the Company Disclosure Schedule, all employees of the Company or any Subsidiary of the Company are “at will.” There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets is bound and there are no negotiations or discussions currently pending or occurring between the Company or any Company Subsidiary and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. None of the employees of the Company or any Company Subsidiary is represented by any union with respect to his or her employment by the Company or such Company Subsidiary. Except as set forth on Section 3.01(k), to the Company’s Knowledge, there are no, and for the past three (3) years there have not been, organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries, and there are no lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees. The Company and each Company Subsidiary are, and since January 1, 2015, have been, in compliance, in all respects, with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification, wages, hours and occupational safety and health and employment practices. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practice and to the Company’s Knowledge there are no pending unfair labor practice charges.

(l)          ERISA Compliance.

(i)          Section 3.01(l) of the Company Disclosure Schedule sets forth each employment, change in control, retention, bonus plan, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other material plan, program, policy, arrangement or agreement (whether written or unwritten) maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”), including each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”) and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA). With respect to each Company Benefit Plan, the Company has provided (A) the most recent summary plan description for which such summary plan description is available, (B) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan, (C) the most recent annual reports (Form 5500 series) (with applicable attachments) for which such annual reports are required, (D) the most recent determination, opinion, or advisory letter received from the IRS, if any; and (E) the three (3) most recent reports with respect to the funded status of such Company Benefit Plan, if any. Each Company Benefit Plan has been administered and operated in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws.

(ii)         Each Company Pension Plan intended to be tax-qualified within the meaning of Section 401(a) of the Code has received a favorable determination, or may rely on an opinion letter, from the U.S. Internal Revenue Service (the “IRS”) regarding its qualified status, and, to the Company’s Knowledge, no event or omission has occurred that is reasonably likely to cause any Company Pension Plan to lose such qualification.

(iii)        Except as set forth on Section 3.01(l)(iii) of the Company Disclosure Schedule, neither the Company nor any Commonly Controlled Entity has (A) maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA (including, any multiemployer plan (as that term is defined in Section 3(37) of ERISA), Section 412 of the Code or Section 302 of ERISA), (B) any unsatisfied liability under Title IV of ERISA, (C) a “multiple employer plan” (within the meaning of ERISA or the Code), (D) a self-funded health plan, (E) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code), (F) any arrangement that provides medical, life insurance or other welfare benefits to any current, retired or terminated employee (or any dependent thereof) other than as required pursuant to COBRA or applicable laws, (G) an arrangement that is not either exempt from or in compliance with Section 409A of the Code, or (H) an arrangement that provides for indemnification for or gross-up of any taxes under Section 409A of the Code.

(iv)        Neither the Company nor any of the Subsidiaries of the Company has received notice of, and to the Company’s Knowledge, there are no audits or investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan.

(v)         All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent balance sheet filed or incorporated by reference into the Company SEC Documents.

(vi)        Except as set forth on Section 3.01(l)(vi) of the Company Disclosure Schedule neither the execution and delivery of this Agreement, the Stockholder Approval, nor the consummation of the Transactions (either alone or in conjunction with any other event) (A) limit the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust; (B) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (C) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any Subsidiary of the Company.

(vii)       Other than individual agreements with employees that are listed on Section 3.01(l)(vii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is obligated (irrespective of any conditions or lapse of time) pursuant to any agreement or Company Benefit Plan to make any severance payment to any officer, director, employee or consultant.

(viii)      The Company and the Company’s Subsidiaries are in compliance with the Affordable Care Act (“ACA”) concerning the mandate to offer affordable, employer-sponsored group health coverage to their “full-time employees” (as those terms are defined under the ACA) beginning January 1, 2015 subject to applicable regulations and transition guidance. All offers of group health coverage required in order to avoid the imposition of penalties under the ACA have been given in compliance with the ACA, and neither the Company nor any of its Subsidiaries reasonably expect to incur liability for any taxes or any penalty for failure to comply with any of the foregoing related to the period between January 1, 2015 and the Effective Time.

(m)          Insurance Coverage. Schedule 3.01(m) of the Company Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers, directors and managers, as applicable, of the Company and each Subsidiary (collectively, the “Policies”). Schedule 3.01(m) of the Company Disclosure Schedule also sets forth a list and description of all claims made by the Company or any of its Subsidiaries under the Policies (or any other insurance policies which were in effect) within the past three (3) years. With respect to each Policy, the Company has delivered to Parent and Merger Sub a true and complete copy of each such Policy (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Policy. All Policies are in full force and effect and there is no claim by the Company or any of its Subsidiaries pending under any of such Policies as to which coverage has been questioned, denied, or disputed by the issuers or underwriters of such policies or bonds of any of the Policies. Current and historical limits of liability under the Policies have not been exhausted and are not impaired. None of the insurers of the Company or any of its Subsidiaries have issued a reservation of rights letter in the defense of claims. All premiums due and payable under the Policies have been paid, and neither the Company, nor any Subsidiary of the Company, has any liability due for any retrospective premium adjustment, audit premium adjustment, experience based liability or loss sharing cost adjustment under any of the Policies. There have been no gaps in the Company’s or any of its Subsidiaries’ insurance coverage. The Company and its Subsidiaries have complied in all material respects with the terms and conditions of all of the Policies. Following the Closing the Policies will insure the Company, its Subsidiaries and the Company Benefit Plans, assets, business, operations, employees, officers and directors, as applicable, to the same extent as they insured the Company, it Subsidiaries and the Company Benefit Plans, assets, business, operations, employees, officers and directors as applicable, prior to the Closing. The Policies have been and are of the type and in amounts adequate to insure fully against the risks to which the Company and its properties and assets are normally exposed in the operation of its businesses. There is no threatened termination of, or premium increase with respect to, any of the Policies, and the consummation of the transactions contemplated by this Agreement will not result in any termination of, or premium increase with respect to, any of the Policies or any inability to assess claims that were incurred prior to Closing under any of the Policies. Since the last renewal date of any Policy, there has not been any material adverse change in the relationship of the Company and its Subsidiaries on the one hand, and its insurers, on the other hand, on the premiums payable pursuant to such Policies. All of the Company’s issuers are solvent and are rated A- or better by A.M. Best.

(n)          Taxes.

(i)          Each of the Company and the Subsidiaries of the Company has filed in a timely manner (within any applicable extension period) all tax returns required to be filed by it pursuant to applicable Law. All such tax returns are true, complete and accurate in all respects. The Company and the Subsidiaries of the Company have timely paid all taxes due and owing (whether or not shown on any tax return), except for taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. True, correct and complete copies of all federal, state and local tax returns and reports for the Company and each Subsidiary of the Company, for all taxable years for which the statutory periods of limitation have not yet expired, and all written communications relating thereto with any Governmental Entity, have been delivered or made available to representatives of Parent. All taxes which the Company and any Subsidiary of the Company is required by Law to withhold or collect, including taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by Law.

(ii)         Neither the Company nor any Subsidiary of the Company has received notice in writing of any proposed deficiencies in or dispute or claim concerning any tax return filed by the Company or any of the Subsidiaries of the Company, which allegations have not been resolved, from any Governmental Entity and there is no currently effective agreement extending the period of assessment or collection of any taxes of the Company or any of the Subsidiaries of the Company nor has any request been made for any such extension. No written claim has ever been made by any taxing authority in a jurisdiction where neither the Company nor its Subsidiaries file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii)        Within the two-year period ending on the Closing Date, neither the Company nor any of the Company’s Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock outside of the affiliated group of which the Company is the common parent qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355 or 361 of the Code.

(iv)        Except as set forth in Section 3.01(n)(iv) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries of the Company (A) is a party to or bound by (1) any agreement currently in effect the principal purpose of which is tax sharing or tax indemnity whether or not written, other than among the Company and the Subsidiaries of the Company, or (2) any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority, or (B) (1) has requested, received or is subject to any written ruling of a Governmental Entity related to taxes or has entered into any written and legally binding agreement with a Governmental Entity relating to taxes, (2) has engaged in any transaction of which it has made (or was required to make) disclosure to any Governmental Entity to avoid the imposition of any penalties related to taxes, or (3) has participated in any transaction that could give rise to a disclosure obligation as a "listed transaction" under Section 6011 of the Code and the Treasury Regulations thereunder or any similar provision under applicable Law.

(v)         There are currently no Liens for taxes asserted with respect to any assets or properties of the Company or any of the Subsidiaries of the Company, except for statutory Liens for taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP. Neither the Company nor any Subsidiary of the Company has waived any statute of limitations with respect to the assessment of taxes or agreed to any extension of time with respect to any tax assessment or deficiency for any open tax year. No written power of attorney that has been granted by the Company or any Subsidiary of the Company with respect to any matter relating to taxes is currently in force.

(vi)        Except as set forth in Section 3.01(n)(vi) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries of the Company (A) is a member of a group of corporations within the meaning of Section 1504(a) of the Code (other than a consolidated group of which the Company is the parent) that files or has filed or has been required to file consolidated, combined, or unitary tax returns or filed taxes on a combined, unitary or similar basis with any entity (other than the Company or the Subsidiaries of the Company) for foreign, state or local tax purposes or (B) has any liability for the taxes of any person (other than Company or any of the Subsidiaries of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract or otherwise.

(vii)       Neither the Company nor any Company Subsidiary is a party to any ongoing audits, tax and assessment certiorari proceedings or other tax and assessment contests or appeals.

(viii)      Since the Company’s formation, the Company has been classified as a C-corporation for U.S. federal income tax purposes. Each Subsidiary of the Company has been classified as listed on Section 3.01(n)(viii) of the Company Disclosure Schedule for U.S. federal income tax purposes since each Subsidiary’s formation date listed on the Section 3.01(n)(viii) of the Company Disclosure Schedule.

(ix)         Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “Closing Agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income tax Law) of which the Company or any of its Subsidiaries is a party executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, except as in the ordinary course of business, or (v) election under Section 108(i) of the Code.

(x)          Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other contract or arrangement that could be treated as a partnership for U.S. federal income tax purposes.

(xi)         Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xii)        No current or former employee of the Company or any of its Subsidiaries has been misclassified as an independent contractor, consultant or similar non-employee third party of the Company or any of its Subsidiaries.

(xiii)       Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing Law, including Treasury Regulations promulgated under Section 482 of the Code.

(xiv)      Series OP of NMS Insurance Company (“Series OP”) is an insurance company within the meaning of Section 831(c) of the Code.

(xv)       Series OP has complied with all applicable reporting, withholding and disclosure requirements under the Code and other applicable Laws with respect to the insurance policies it has issued.

(xvi)      Series OP has never been a life insurance company as defined in Section 816 of the Code, nor has it ever assumed, exchanged, administered, reinsured, or offered any policies or contracts that would constitute life insurance contracts as defined under Section 7702 of the Code or an annuity subject to Section 72 of the Code.

(xvii)     None of the insurance policies issued by Series OP provide “health insurance coverage” as defined by Section 9832 of the Code.

(xviii)    Tax basis, loss and loss adjustment expense reserves, and unearned premium reserves for Series OP have been computed and maintained by Series OP in the manner required under Sections 807, 832, and 846 of the Code and any other applicable tax provision in all material respects. Series OP has never issued, assumed, reinsured, modified, exchanged, or sold any policies, contracts, or other products to customers that are intended to or have ever been intended to qualify as a “pension plan contract” within the meaning of Section 818(a) of the Code or were otherwise intended to qualify under Sections 401, 403, 408, 412 or 457 of the Code.

(xix)       OurPet’s DISC, Inc. has no “accumulated DISC income” as defined in Treasury Regulation Section 1.996-3(b).

(xx)        As used in this Agreement (A) “tax” or “taxes” means any Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes of any kind and similar governmental charges of any kind, including any interest, penalties and additions with respect thereto, whether or not disputed and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person; (B) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(o)          Real Property.

(i)          Neither the Company nor any Company Subsidiary owns any real property. Section 3.01(o)(i) of the Company Disclosure Schedule lists all leases, subleases or other agreements pursuant to which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property (the “Leased Real Property” and all such leases, the “Company Leases”). Except as set forth on Section 3.01(o)(i) of the Company Disclosure Schedule, with respect to each Leased Real Property, (A) either the Company or a Company Subsidiary has valid leasehold title to such Leased Real Property free and clear of all Liens other than Permitted Liens, and (B) there are no outstanding options or rights of first offer or rights or first refusal in favor of any other party to acquire the leasehold interest of the Company or any Company Subsidiary in any Leased Real Property or any portion thereof. Each Company Lease is valid, binding and in full force and effect and no uncured default on the part of the Company or, as applicable, any Company Subsidiary or, to the Knowledge of the Company, the landlord thereunder exists under any Company Lease.

(ii)         Neither the Company nor any Company Subsidiary has received written notice of any existing zoning or land use violations with respect to any Leased Real Property and to the Knowledge of the Company, there are no pending actions initiated by or on behalf of the Company or any Company Subsidiary to change or redefine the zoning classification or land use approvals of all or any portion of any Leased Real Property.

(iii)        All work performed or materials furnished to the Leased Real Property prior to the date hereof has been paid for in full or will be paid in the ordinary course of business.

(p)          Intellectual Property. Section 3.01(p) of the Company Disclosure Schedule contains a complete and accurate list of all (i) patents and patent applications owned by the Company or any Subsidiary of the Company or used or held for use by the Company or any Subsidiary (“Company Patents”), registered and unregistered trademarks and service marks owned by the Company or any Subsidiary or used or held for use by the Company or any Subsidiary together with goodwill associated therewith (“Company Marks”) and registered copyrights and applications for copyright registration owned by the Company or any Subsidiary or used or held for use by the Company or any Subsidiary (“Company Copyrights”), any domain names owned by the Company or any Subsidiary (“Company Domains”) and any proprietary software used by the Company or any Subsidiary, (ii) licenses, sublicenses or other agreements under which the Company or any Subsidiary is granted Intellectual Property Rights by others (other than commercial off the shelf software) (“Licenses In”), and (iii) licenses, sublicenses or other agreements under which the Company or any Subsidiary has granted rights to others in Company Intellectual Property (“Licenses Out”). As used in this Agreement, “Intellectual Property Rights” shall mean all intellectual property rights arising from or in respect of the following, whether protected, created, or arising under the laws of the United States or any other jurisdiction: patents, copyrights, trademarks (registered or unregistered), trade names, domain names, service marks, brand names, trade dress, logos, slogans, and other indications of origin, together with the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; software computer programs, information and materials not generally known to the public that are protected as trade secrets (“Trade Secrets”) and rights to limit the use or disclosure thereof by any person; registrations or applications for registration of copyrights, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing, including all rights in and privileges with respect to customer databases; and licenses and claims of infringement and misappropriation against third parties. “Company Intellectual Property” shall mean all Intellectual Property Rights owned by the Company or any Company Subsidiary or used or held for use by the Company or any Subsidiary in their respective businesses, including, without limitation, Licenses In, Company Patents, Company Marks, Company Copyrights and Company Domains. In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (ii) or (iii), Section 3.01(p) of the Company Disclosure Schedule also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive. Except as set forth on Section 3.01(p) of the Company Disclosure Schedule:

(i)          The Company and each of the Company’s Subsidiaries owns the Company Intellectual Property purported to be owned, or has the right to use pursuant to a written, valid and enforceable license, all Intellectual Property Rights that are used or useful in the conduct of the business of the Company and its Subsidiaries as of the date hereof, taken as a whole, in the case of the foregoing clauses above.

(ii)         All Company Patents, Company Marks and Company Copyrights that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Company’s Knowledge, are valid and enforceable.

(iii)        None of the Company Intellectual Property owned by the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within 90 calendar days after the Closing Date.

(iv)        Neither the operation of the business of the Company or any Subsidiary, or any activity of the Company or any Subsidiary, nor the manufacture, use, importation, offer for sale and/or sale of any product or service infringes on or violates the right of others in or to any Intellectual Property Rights (“Third Party IP Rights”), or constitutes a misappropriation of any Third Party IP Rights or the subject matter of any Third Party IP Rights.

(v)         Except as set forth in Section 3.01(p)(v) of the Company Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened claims that the operation of the business of the Company or any Subsidiary or any activity by the Company or any Subsidiary is infringing, violating or misappropriating any Third Party IP Rights or that any of the Company Intellectual Property is invalid or unenforceable.

(vi)        To the Company’s Knowledge, no Person or Persons are infringing the rights of the Company or any Subsidiary with respect to any Company Intellectual Property. No claims are pending or, to the Company’s Knowledge, are threatened, against the Company or any Subsidiary with regard to the ownership by the Company or any Subsidiary of any of the Company Intellectual Property.

(vii)       Any persons responsible for the creation, development or invention of any Intellectual Property Rights owned or purported to be owned by the Company or any Subsidiary have assigned all right, title and interest in such Intellectual Property Rights to the Company or appropriate Subsidiary through a valid, written, enforceable assignment document.

(viii)      The Company and each of the Company’s Subsidiaries are the sole and exclusive owner of all right, title and interest in and to (i) all Company Intellectual Property except for Licenses In, and (ii) all Company Technology (clauses (i) and (ii) collectively, the “Company Owned IP”), free and clear of all Liens except Permitted Liens. The Company and each of the Company’s Subsidiaries have the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of all Company Owned IP. “Company Technology” means any: (A) technology, formulae, algorithm, procedure, process, method, technique, idea, know-how, creations, inventions, discoveries and improvement (whether patentable or unpatentable and whether or not reduced to practice); (B) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel or other information and materials; (C) customer list, customer contact and registration information, customer correspondence and customer purchasing history; (D) specification, design, industrial design, model, device, prototype, schematic, configuration and development tool; (E) software, website, content, image, logo, graphic, text, photograph, artwork, audiovisual work, sound recording, graph, drawing, report, analysis or writing of any other work of authorship and copyrightable subject matter; (F) database or other compilation or collection of data or information; and (G) including tangible embodiments of any of the foregoing, in any form or media, whether or not specifically listed in this definition, owned, used, held for use or practiced by the Company and each of the Company’s Subsidiaries.

(q)          Anticorruption Matters.

(i)          The Company has not, and none of the suppliers, vendors, agents, consultants, distributors, joint venture partners or any other Persons acting on behalf of the Company has, taken any action or refrained from taking any action that would cause (i) the Company or (ii) as of and following the Effective Date, Parent or Merger Sub to be in violation of the Anticorruption Laws.

(ii)         The Company has not, and none of the suppliers, vendors, agents, consultants, distributors, joint venture partners or any other Persons acting on behalf of the Company has, taken any act in furtherance of an offer, payment, promise to pay, authorization or ratification of the payment of any gift, money or anything of value to a representative of a Governmental Entity to obtain or retain business or to secure any improper advantage, including to obtain a Tax rate lower than allowed by applicable Law.

(iii)        None of the Company's suppliers, vendors, agents, consultants, distributors, joint venture partners or any other Persons who perform or have performed services on behalf of the Company is a government official or is a relative of a government official nor, to the Knowledge of the Company, are any of the Company's agents or any other Persons who perform services on behalf of the Company owned by or affiliated with an official of a Governmental Entity or a relative of an official of a Governmental Entity.

(r)          Accounts Receivable. The Accounts Receivable outstanding on the date hereof do, and the Accounts Receivable outstanding on the Closing Date will, represent sales actually made or services actually performed or to be performed in the ordinary course of business in bona fide, arms-length transactions completed in accordance with the terms and provisions contained in any documents relating thereto and in compliance with applicable Laws. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet. All Accounts Receivables have been fully collected or may be fully collected without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof. The Company’s reserves for Accounts Receivable have been and will be adequate and determined in accordance with its accounting principles. No claims of rights of setoff exist that would exceed such reserves. The Company has not factored or discounted, or agreed to factor or discount, any Accounts Receivable. Schedule 3.01(r) of the Company Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the Balance Sheet Date, which list sets forth the aging of such Accounts Receivable. The Company has complete and correct copies of all instruments, documents and agreements evidencing all of its Accounts Receivable and of all instruments, documents or agreements creating security therefor, if any.

(s)          Inventory. The Company has good and valid title, free and clear of any Liens, other than Permitted Liens, to all Inventory owned by the Company. The Inventory: (a) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; (b) is not damaged or defective; and (c) is salable in the ordinary course of business. The Company records the Inventory in the accounting records of the Company at cost (on a first in first out basis). Since the Balance Sheet Date, the Company has maintained Inventory levels in the ordinary course of business consistent with past practice.

(t)          Customers and Vendors.

(i)          Section 3.01(t)(i) of the Company Disclosure Schedule sets forth the thirty (30) largest customers (measured by dollar amount of revenue) of the Company and the dollar amount of the Company’s revenues from each such customer for each of the years ended December 31, 2016 and 2017, and as of October 31, 2018 year-to-date (collectively, “Material Customers”). Except as set forth on Section 3.01(t)(i) of the Company Disclosure Schedule: (i) all Material Customers continue to be customers of the Company and none of such Material Customers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2017, and, to the Knowledge of the Company, no such reduction will occur; (ii) no Material Customer has modified or notified the Company of an intention to modify any terms or the pricing of such Material Customer’s agreement or business with the Company and, to the Knowledge of the Company, no such modification will occur; (iii) no Material Customer has terminated its relationship with the Company or has threatened to do so; (iv) no event has occurred or circumstances exist that could result in a negative impact on the relationship between the Company and any Material Customer; and (v) the Company is not involved in any claim, dispute or controversy with any of its customers.

(ii)         Section 3.01(t)(ii) of the Company Disclosure Schedule sets forth the ten (10) largest vendors (measured by dollar amount of purchases) of the Company and the dollar amount of the Company’s purchases from each such vendor for each of the years ended December 31, 2016 and 2017, and as of October 31, 2018 year-to-date (collectively, “Material Vendors”). Except as set forth on Section 3.01(t)(ii) of the Company Disclosure Schedule: (i) all Material Vendors continue to be vendors of the Company and none of such Material Vendors has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2017, and, to the Knowledge of the Company, no such reduction will occur; (ii) no Material Vendor has modified or notified the Company of an intention to modify any terms or the pricing of such Material Vendor’s agreement or business with the Company and, to the Knowledge of the Company, no such modification will occur; (iii) no Material Vendor has terminated its relationship with the Company or has threatened to do so; (iv) no event has occurred or circumstances exist that could result in a negative impact on the relationship between the Company and any Material Vendor; (v) the Company is not involved in any claim, dispute or controversy with any Material Vendor; and (vi) the Company is not involved in any claim, dispute or controversy with any of its other vendors that, individually or in the aggregate could reasonably be anticipated to have a Material Adverse Effect.

(u)         Takeover Statutes. No state takeover, “control-share” or similar statute or regulation is applicable to this Agreement, the Company, the Merger or the other Transactions.

(v)         Financial Advisors. No broker, investment banker or financial advisor, other than Falls River Group, LLC an Affiliate of StillPoint Capital, LLC (“Falls River”), which the Board has retained as its financial advisor in connection with the Merger, and Boenning & Scattergood, Inc. (“Boenning”), which the independent committee of the Board has retained to provide an opinion with respect to the fairness of the Merger Consideration, the fees and expenses of each of which have been disclosed to Parent and will be paid by the Company at the Closing, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the negotiations leading to this Agreement or the consummation of the Merger or the other Transactions based upon arrangements made by or on behalf of the Company.

(w)          Opinion of Financial Advisor. The Board has received an opinion of Boenning, dated the date hereof, and subject to the various assumptions and qualifications set forth in such opinion, to the effect that, as of such date, the Merger Consideration to be received by holders of Common Stock is fair, from a financial point of view, to such holders.

(x)          Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of capital stock of the Company or any Subsidiary of the Company necessary under applicable Law and the Articles, Bylaws or any organizational document of the Company or any Subsidiary of the Company to adopt this Agreement and consummate the Merger and the other Transactions.

(y)          Related Party Transactions. Except as set forth in the Reporting Documents or as permitted by this Agreement, no agreements, arrangements or understandings between the Company or any Subsidiary (or binding on any of its or their respective properties or assets), on the one hand, and any Affiliate (including any officer or director or employee of the Company or any Company) thereof, on the other hand (other than those exclusively among the Company and the Company’s Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

(z)          No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Section 3.01, neither the Company nor any other Person on behalf of the Company, including any director, officer or employee of the Company, makes any express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries in connection with the Transactions contemplated hereby. Neither the Company nor any other Person, including any director, officer or employee of the Company, will have or be subject to any liability or obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other made available to Parent or Merger Sub in expectation of the Transactions contemplated by this Agreement.

Section 3.02         Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a)          Organization, Standing and Corporate Power. Parent is a limited liability company and Merger Sub is a corporation, each duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite limited liability company or corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified would not constitute a Parent Material Adverse Effect.

(b)          Authority; Noncontravention.

(i)          Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and no other limited liability company or corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the consummation of the Transactions do not require approval of the holders of any membership units of Parent. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(ii)         The execution and delivery of this Agreement does not, and the consummation of the Merger and the other Transactions, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (A) the certificate of formation or incorporation or limited liability company agreements or bylaws of Parent or Merger Sub, (B) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation of the Merger (including the payments required to be made pursuant to ARTICLE II) or the other Transactions contemplated hereby, or (C) subject to the governmental filings and other matters referred to in Section 3.02(b)(iii), any (1) Law applicable to Parent or Merger Sub or their respective properties or other assets, or (2) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to have a Parent Material Adverse Effect.

(iii)        No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other Transactions, except for the filing of the Articles of Merger with the CSOS and DSOS.

(c)          Ownership and Interim Operations of Merger Sub. Parent owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(d)          Financial Ability.

(i)          Parent or Merger Sub has received and accepted executed commitment letters dated as of the date hereof from CIBC Bank USA and Centerfield Capital Partners III, L.P. (collectively, the “Debt Commitment Letters”) (the arrangers, lenders and/or purchasers party thereto, collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the “Debt Financing Commitments”). The debt financing contemplated by the Debt Financing Commitments is collectively referred to in this Agreement as the “Debt Financing.”

(ii)         Parent has received and accepted the Equity Commitment Letters from the Equity Investors pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”). The equity committed pursuant to the Equity Commitment Letters is collectively referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt Financing are collectively referred to as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters. There are no agreements, side letters or arrangements, other than the Commitment Letters and the fee letter referenced in each Debt Commitment Letter (each, a “Fee Letter” and together, the “Fee Letters”), to which Parent or Merger Sub is a party relating to any of the Financing Commitments that could affect the availability of the Financing.

(iii)        Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, except as expressly set forth in the applicable Commitment Letter, as of the date hereof, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or the Equity Investors to provide the Equity Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing intended to be funded on the Closing Date. Assuming the satisfaction of the conditions set forth in Sections 6.01 and 6.02, as of the date hereof, Parent does not have any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the Closing Date.

(iv)        Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02 and the accuracy of the Company’s representations and warranties, the Financing, when funded in accordance with the Commitment Letters, will provide Parent and Merger Sub with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges payable by Parent or Merger Sub) sufficient for the satisfaction of Parent’s and Merger Sub’s obligations to (a) pay the aggregate Merger Consideration, (b) pay any fees and expenses of or payable by Parent or Merger Sub and/or the Surviving Entity and its Subsidiaries in connection with the consummation of the Transactions, and (c) pay all other amounts required to be paid by Parent or Merger Sub on the Closing Date to consummate the Transactions.

(v)         As of the date hereof, the Commitment Letters are (i) valid and binding obligations of Parent and/or Merger Sub, as applicable, and, to the Knowledge of Parent and Merger Sub, of each of the other parties thereto (subject to the Bankruptcy and Equity Exceptions) and (ii) in full force and effect. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02 and the accuracy of the Company’s representations and warranties, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub under the terms and conditions of the Commitment Letters. Concurrently with the consummation of the Transactions, Parent and Merger Sub shall pay in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters. None of the Commitment Letters has been modified, amended or altered as of the date hereof and none of the respective commitments under any of the Commitment Letters have been reduced, withdrawn or rescinded in any respect as of the date hereof.

(vi)        Neither Parent nor Merger Sub is a party to any Contract, or has made or entered into any formal or informal arrangement or other understanding (whether or not binding), with any other Person that has or would have the effect of limiting or prohibiting the right or ability of such Person to provide any other Person with financing or other potential sources of capital (whether equity, debt, rollover or a hybrid thereof) in connection with the Merger or the other Transactions.

(e)          Ownership. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates, directly or indirectly, beneficially own or control any shares of capital stock of the Company, and none of Parent, Merger Sub or their respective Affiliates have any rights to acquire any shares of capital stock of the Company other than pursuant to this Agreement, other than pursuant to the Rollover Contribution Agreement.

(f)          Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, legal or administrative proceeding, claim, suit, investigation or action against Parent, Merger Sub or any of their respective Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Entity, which would reasonably be expected to result in a Parent Material Adverse Effect.

(g)          Certain Arrangements. There are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the consummation of the Transactions. During the past three (3) years immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates has beneficially owned more than five percent (5%) of the outstanding Common Stock.

(h)          Solvency. On the Closing Date, immediately after giving effect to the consummation of the Transactions (including the Merger and the Financing) and assuming (x) the accuracy of the representations and warranties of the Company and the Company Subsidiaries contained in this Agreement, (y) the satisfaction of the conditions in Section 6.01 and Section 6.02, and (z) any estimates, projections, or forecasts prepared by or on behalf of the Company or any of the Company Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be true and correct, to the Knowledge of Parent: (i) the Surviving Entity and its Subsidiaries, taken as a whole, will be able to pay their debts and obligations in the ordinary course of business as they become due; and (ii) the Surviving Entity and its Subsidiaries, taken as a whole, will have adequate capital to carry on their respective businesses.

(i)          Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the consummation of the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons whose fees and expenses will be paid by Parent at Closing.

(j)          Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (i) neither the Company nor any of the Company Subsidiaries or their respective directors, officers or employees makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or any of the Company Subsidiaries or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Agents are not and shall not be deemed to be or to include representations or warranties, including any representations or warranties relating to the reasonableness of the assumptions underlying such estimates, projections and related information.

Article IV.
COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 4.01         Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement may be terminated in accordance with Section 7.01), except as required by applicable Law, consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or otherwise specifically contemplated or permitted by or required pursuant to this Agreement, the Company shall, and shall cause each of the Subsidiaries of the Company to, and shall, to the extent it has the ability to do so, whether by Contract or otherwise, cause each other Company Subsidiary to, (i) carry on its business in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill and ongoing businesses. In addition to and without limiting the generality of the foregoing, during such period, except as required by applicable Law or as otherwise specifically contemplated or permitted by or required pursuant to this Agreement, the Company shall not, and shall not permit any of the Subsidiaries of the Company to, and shall not, to the extent it has the ability to do so, whether by Contract or otherwise, permit any other Company Subsidiary to, without Parent’s prior written consent (which such consent shall not be unreasonably withheld, delayed or conditioned):

(a)          declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to, or enter into any Contract relating to the declaration of any dividend or distribution with respect to, the shares of capital stock of the Company, the shares of capital stock of any Company Subsidiary, except for (i) dividends with respect to the Preferred Stock pursuant to the terms thereof and (ii) the declaration and payment of dividends or other distributions to the Company or any Company Subsidiary by any directly or indirectly wholly-owned Company Subsidiary;

(b)          other than with respect to the conversion of the Preferred Stock required pursuant to Section 2.03, split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other ownership interests (including any securities convertible into, exchangeable for or exercisable for shares of its capital stock or other ownership interests);

(c)          purchase, redeem or otherwise acquire, or offer to purchase redeem or otherwise acquire, any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for (i) purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of the Company’s Subsidiaries and any director, employee or former employee of the Company or any of the Company’s Subsidiaries or in connection with the exercise of Stock Options, (ii) conversion of the Preferred Stock, and (iii) as otherwise consented to by Parent;

(d)          issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of capital stock or other ownership interests, any other voting securities or any securities convertible into, exchangeable for, exercisable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than upon the exercise of Stock Options outstanding on the date hereof in accordance with their terms on the date hereof or pursuant to Contracts as in effect on the date hereof or as otherwise consented to by Parent, which consent shall not be unreasonably withheld, conditioned or delayed);

(e)          amend the Articles or the Bylaws or other comparable organizational documents of the Company or any of the Company Subsidiaries;

(f)          except as set forth on Section 4.01(f) of the Company Disclosure Schedule, make any acquisition (including by merger, consolidation, stock acquisition or otherwise) of the capital stock or other ownership interest or assets of any other Person (other than acquisitions of inventory and other tangible personal property in the ordinary course of business);

(g)          adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(h)          incur any Indebtedness for borrowed money (including pursuant to existing credit facilities and other arrangements in existence as of the date hereof), guarantee any Indebtedness of a third party, enter into any Contract with respect to any Indebtedness, or issue or sell debt securities, or enter into any Contract having the economic effect of any of the foregoing (collectively, “New Indebtedness”), that would result in an aggregate increase of outstanding Indebtedness of the Consolidated Company of greater than $100,000 more than the aggregate amount of outstanding Indebtedness of the Consolidated Company set forth on the Balance Sheet unless the net proceeds of such New Indebtedness are used to reduce, on a dollar-for-dollar basis, a liability of the Consolidated Company, to increase a current asset of the Consolidated Company, or to pay a bona-fide expense of the Consolidated Company consistent with the restrictions set forth in this Section 4.01;

(i)          except as set forth on Section 4.01(i) of the Company Disclosure Schedule, sell, transfer, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets (including the capital stock or other equity interests in any Company Subsidiary) or any interests therein (including securitizations), except (A) Liens securing existing Indebtedness, (B) pursuant to Contracts in force as of the date hereof, (C) dispositions of obsolete or worthless assets (expressly excluding any real property) that are no longer useful in the conduct of the business of the Company, or (D) for transfers among the Company and the Company Subsidiaries; provided however, that nothing in this section shall preclude the Company from selling its products in the ordinary course of business.

(j)          pay, discharge, settle or satisfy any suit, action or claim, other than (A) settlements of current, pending or future suits, actions or claims that are set forth on Section 4.01(j) of the Company Disclosure Schedule subject to the limits and conditions set forth on Section 4.01(j) of the Company Disclosure Schedule, (B) settlements of any suit, action or claim, or threatened suit, action or claim, that (1) require payments by the Company or any Company Subsidiary (net of insurance proceeds) in an amount not to exceed $100,000 individually or $250,000 in the aggregate and (2) do not require any other actions or impose any other material restrictions on the business or operations of the Company or any of the Company Subsidiaries, or (C) settlements, in the ordinary course of business consistent with past practices, of any workers’ compensation claims or employee claims filed with the Equal Employment Opportunity Commission, so long as such settlements do not exceed $100,000 individually or $250,000 in the aggregate;

(k)          amend or modify in any material respect or terminate any Material Contract other than in accordance with its terms, or, other than actions expressly permitted by this Section 4.01, enter into any Contract that (i) if entered into on or prior to the date hereof would constitute a Material Contract, or (ii) is not terminable upon thirty (30) days’ notice without penalty or premium;

(l)          except as set forth on Section 4.01(l) of the Company Disclosure Schedule or as required to comply with applicable Law (A) adopt, enter into, terminate or materially amend (1) any Company Benefit Plan, (2) any other agreement, plan or policy involving the Company or any of the Company Subsidiaries and one or more of their respective current or former employees or members of the Board that is not terminable at will, or (3) any retention or bonus agreement involving the Company or any of the Company Subsidiaries and one or more of their respective current or former employees or members of the Board, (B) or to comply with any Contract entered into prior to the date hereof, increase the compensation, bonus or fringe or other benefits offered by the Company or the Company Subsidiaries other than increases in the ordinary course of business consistent with past practice, (C) or except as required by Section 2.03 of this Agreement, take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or (D) loan or advance any money or other property (other than reimbursement of reimbursable expenses or any advances of such expenses pursuant to the Company credit cards or otherwise in the ordinary course of business consistent with past practice) to any current or former member of the Board or officer of the Company or any Company Subsidiary;

(m)         enter into any agreement or, other than pursuant to agreements currently in effect described in the Reporting Documents, engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (A) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (B) has a direct or indirect financial interest, or (C) directly or indirectly controls, is controlled by or is under common control with;

(n)          adopt or implement any stockholder rights plan or similar arrangement;

(o)          elect to be subject to any state takeover, “control-share” or other similar statute or regulation with respect to this Agreement, the Company or the Merger or the other Transactions;

(p)          make any material change in any method of financial accounting principles or practices, in each case, except for any such change required by a change in GAAP or applicable Law;

(q)          except as set forth in Section 4.01(q) of the Company Disclosure Schedule, (i) settle or compromise any tax claim, audit or assessment, (ii) make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, (iii) amend any tax returns or file claims for tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or the Company Subsidiaries;

(r)          enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance or any binding agreement with respect to the acquisition of any real property by the Company or any Subsidiary of the Company;

(s)          except in connection with actions permitted by Section 4.02, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on "business combinations" set forth in the CBCA, except for Parent, Merger Sub or any of their respective Subsidiaries, or the Transactions contemplated by this Agreement;

(t)          fail to use reasonable best efforts to maintain material current insurance coverages, or fail to enforce the material rights of the Company or any Company Subsidiary under any such existing coverage;

(u)          except as set forth on Section 4.01(u) of the Company Disclosure Schedule, make any capital expenditure which is in excess of One Hundred Thousand Dollars ($100,000) or a series of capital expenditures which are, in the aggregate, in excess of Two Hundred Thousand Dollars ($200,000);

(v)         negotiate or refinance any form of Indebtedness of the Company or any Company Subsidiary having a maturity date at any time between the date of this Agreement and the 180th day following the Closing Date; or

(w)          authorize or agree or commit to take any of the foregoing actions.

Section 4.02         No Solicitation.

(a)          On the date hereof the Company will instruct and cause the Company’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives (with respect to any such Person, collectively, such Person’s “Agents”), each of the Company’s Subsidiaries and their respective Agents to immediately cease all activities, discussions and negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal and such notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries.

(b)          The Company shall not, nor shall it permit any of the Company’s Subsidiaries to, nor shall it authorize or permit any of its or any of its Subsidiary’s Agents to directly or indirectly (i) solicit, initiate or knowingly encourage or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal, (ii) provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Person that the Company, any of its Subsidiaries, or any of its or any of its Subsidiaries’ respective Agents has reason to believe is considering making, or has made, any Takeover Proposal, (iii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Takeover Proposal or otherwise in connection with any Takeover Proposal, (iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.02(c)) (an “Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal, (v) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (vi) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on "business combinations" set forth in the CBCA, except for Parent, Merger Sub or any of their respective Subsidiaries, or the Transactions, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Agents to take any such action.

(c)          Notwithstanding anything to the contrary in Sections 4.02(a) or (b), prior to receipt of the Stockholder Approval, the Company may directly or indirectly through its Agents, subject to Section 4.02(d), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona-fide, unsolicited Takeover Proposal in writing that the Board believes in good faith, after consultation with outside legal counsel and the Company’s financial advisors, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish non-public information or data relating to the Company or any of its Subsidiaries to such third-party with which it has entered into a confidentiality agreement (a copy of which shall be provided to Parent within two (2) days of execution) with provisions relating to confidentiality and standstill arrangements that are no less favorable to the Company than the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement shall contain provisions that expressly permit the Company to comply with the terms of this Agreement, including Section 4.02 hereunder) (an “Acceptable Confidentiality Agreement”) and afford access to the properties, books, records, or personnel of the Company and its Subsidiaries; provided, that the Company shall promptly provide to Parent and Merger Sub any material non-public information that is provided to any such Person which has not previously been provided to Parent and Merger Sub.

(d)          The Company will notify Parent promptly (but in no event later than two (2) days) after receipt by the Company, its Subsidiaries, or any of its or their respective Agents, of any Takeover Proposal, any inquiry that the Company reasonably believes could be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company will keep Parent reasonably informed, on a prompt basis, of the status of any such Takeover Proposal, inquiry or request (including the material terms and conditions thereof and any modifications thereto), and the Company shall promptly provide Parent with any non-public information concerning the Company's business, present or future performance, financial condition or results of operations, provided to any third party that has not been previously provided to Parent.

(e)          For purposes of this Agreement:

(i)          “Takeover Proposal” means any inquiry, proposal, offer or indication of interest from any Person (other than Parent and Merger Sub) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of assets of the Company or any of its Subsidiaries equal to ten percent (10%) or more of the Company’s consolidated assets or to which ten percent (10%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (B) direct or indirect acquisition of ten percent (10%) or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) ten percent (10%) or more of the outstanding shares) of Common Stock as of the date of this Agreement, any additional shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning ten percent (10%) or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) ten percent (10%) or more of the outstanding shares of Common Stock as of the date of this Agreement, any additional shares) of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (D) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), recapitalization, extraordinary dividend (whether in cash or other property) or other significant corporate reorganization of the Company or any of its Subsidiaries, (E) merger, consolidation or other combination involving the Company and any third-party other than a Subsidiary, or (F) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Common Stock involved is ten percent (10%) or more; in each case, other than the Transactions contemplated hereunder; and

(ii)         “Superior Proposal” means a written, bona-fide Takeover Proposal, which, in the good faith determination of the Board, taking into consideration the various legal, strategic, financial, and regulatory aspects of such Takeover Proposal (provided that, for purposes of this definition of “Superior Proposal” only, references to ten percent (10%) in the definition of Takeover Proposal shall be deemed to be references to fifty percent (50%)) and the Person or “group”, within the meaning of Section 13(d) of the Exchange Act, making such Takeover Proposal (including any required financing, stockholder approval requirements of the Person or group making the proposal, regulatory approvals, stockholder litigation, breakup fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation, and, to the extent deemed appropriate by the Board, such other factors that may be considered in making such a determination under the CBCA, including any revisions to the terms of this Agreement proposed by Parent during the Notice Period) if consummated, would result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the Transactions contemplated hereby.

(f)          Except as permitted by Section 4.02(g), neither the Board nor any committee thereof shall (i)(A) fail to make the Company Recommendation or amend, change, qualify, withhold, withdraw or modify, or publicly propose to amend, change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Takeover Proposal or Superior Proposal, (ii) fail to recommend against acceptance of any tender or exchange offer for the Common Stock within ten (10) Business Days after commencement of such offer, (iii) make any public statement inconsistent with the Company Recommendation (actions described in clauses (i)-(iii) being referred to as a “Company Adverse Recommendation Change”), (iv) authorize, cause or permit the Company or any of its Subsidiaries or any of its or their respective Agents to enter into any Acquisition Agreement, or (v) resolve to do any of the foregoing.

(g)          Notwithstanding anything to the contrary set forth in this Agreement, including Section 4.02(f), prior to the time the Stockholder Approval is obtained, but not after, the Board may make a Company Adverse Recommendation Change or cause the Company to (or permit any Company Subsidiary to) enter into an Acquisition Agreement with respect to a Takeover Proposal if the Board has determined, (i) that such action if taken would be consistent with the Board’s fiduciary duties under applicable Law, and (ii) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that prior to taking such action (A) the Company has given Parent at least two (two) Business Days’ (the “Notice Period”) prior written notice of its intention to take such action (which notice shall include a copy of the Superior Proposal, a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto), (B) the Company and its Subsidiaries shall negotiate, and shall cause their respective Agents to negotiate, in good faith with Parent during such Notice Period, to the extent Parent wishes to negotiate, in order to enable Parent to propose revisions to the terms of this Agreement and any other agreements relating to the Transactions contemplated hereunder such that the Takeover Proposal would no longer constitute a Superior Proposal, (C) following the end of such Notice Period, the Board shall have considered in good faith any proposed revisions to this Agreement and any other agreements relating to the Transactions contemplated hereby proposed in writing by Parent, and shall have determined that the Takeover Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (D) in the event that, after the commencement of the Notice Period, there is any material change to the terms of such Takeover Proposal, the Company shall deliver to Parent an additional notice consistent with that described in clause (A) above, and the Notice Period shall be extended, if applicable, in order to ensure that at least one (1) Business Days remain in the Notice Period subsequent to the time that the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions); and provided, further, that the Company has complied with its obligations under this Section 4.02.

(h)          Nothing contained in this Section 4.02 shall prohibit the Company, after the receipt of advice from outside legal counsel that failure to disclose such position would constitute a violation of applicable Law, from (i) disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that any disclosures permitted under this Section 4.02(h) that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Recommendation shall be deemed a Company Adverse Recommendation Change, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Recommendation.

Article V.
ADDITIONAL AGREEMENTS

Section 5.01         Voting Agreements; Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)          The Company shall use reasonable best efforts to secure the execution and delivery to Parent and Merger Sub of the Voting Agreement by the stockholders listed on Exhibit C attached hereto, as promptly as practicable following the date of this Agreement, but in no event later than two (2) Business Days after the date hereof.

(b)          As promptly as practicable following the date of this Agreement, but in no event later than forty-five (45) calendar days after the date hereof, the Company and Parent shall prepare, and the Company shall file with the SEC, the Proxy Statement, and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto or the Transactions (whether written or oral) and, to the extent permitted by applicable Law, to commence mailing of the Proxy Statement to the stockholders of the Company as promptly as practicable (but in no event prior to the clearance of the Proxy Statement by the SEC) after responding to all such comments to the satisfaction of the SEC and its staff. The Company shall promptly notify Parent and its legal counsel upon the receipt of any such comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide Parent and its legal counsel with copies of all correspondence between the Company and its Agents, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent and its legal counsel a reasonable opportunity to review and comment on such document or response and (ii) provide Parent and its counsel a reasonable opportunity to advise in connection with any discussions or meetings with the SEC; provided that Parent shall use reasonable best efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review.

(c)          Parent and the Company shall each cooperate in the preparation of the Proxy Statement and any amendment or supplement thereto. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub, as the case may be, shall promptly furnish to the Company in writing the information relating to them required by the Exchange Act to be set forth in the Proxy Statement. The Company shall use reasonable best efforts to ensure that the Proxy Statement (i) will not on the date it is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. If, at any time prior to receipt of the Stockholder Approval, any event occurs with respect to the Company, any of its Subsidiaries, Parent or Merger Sub, or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file, following compliance with Section 5.01(a), any necessary amendment or supplement to the Proxy Statement, and thereafter promptly prepare and disseminate amended or supplemented proxy materials (and, if required in connection therewith, re-solicit proxies).

(d)          Unless this Agreement has been terminated pursuant to Section 7.01, the Company shall, as soon as practicable, but in no event later than twenty-five (25) days after the Proxy Statement has been cleared by the SEC and its staff for mailing to the stockholders of the Company, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (including any adjournment or postponement thereof, the “Stockholders’ Meeting”) for the purpose of obtaining Stockholder Approval to adopt this Agreement and approve the Merger, in each case, duly called and held for such purpose; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders’ Meeting only (i) with the consent of Parent, which shall not be unreasonably withheld or delayed or (ii) for the absence of a quorum. “Stockholder Approval” is obtained at the Stockholders’ Meeting if a majority of the outstanding shares of Common Stock entitled to vote thereon vote in favor of adopting the Agreement and approving the Merger.

(e)          Unless the Board shall have effected a Company Adverse Recommendation Change in accordance with Section 4.02(g), the Board shall make the Company Recommendation, include such Company Recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Stockholder Approval. The notice of such Stockholders’ Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting.

Section 5.02         Access to Information; Confidentiality.

(a)          Subject to restrictions under applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors, and their respective Agents, reasonable access, during normal business hours and upon reasonable prior notice to the Company during the period prior to the earlier of the Effective Time or the termination of this Agreement, to all of its and the Company Subsidiaries’ properties, books, Contracts, personnel and records and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws (unless such document is publicly available), (ii) a copy of each material correspondence or written communication with any United States Federal or other Governmental Entity, and (iii) all other information concerning its and the Company Subsidiaries’ business, properties and personnel as Parent may reasonably request, including but not limited to (A) information regarding the Company’s cash flows on a consolidated basis, and (B) updated balance sheets for the Company on a consolidated basis; provided, however, that that the Company may restrict the foregoing access to such information or personnel to the extent that such disclosure would, based on the advice of legal counsel, result in a waiver of attorney-client privilege, the work product doctrine or any other applicable privilege applicable to such information.

(b)          Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated March 27, 2017, between the Falls River on behalf of the Company and Parent (as amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause Merger Sub and its and Merger Sub’s respective officers, employees, accountants, counsel, financial advisors and other Agents to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

(c)          No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 5.03         Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using its respective reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; and (iii) the delivery of required notices to and the obtaining of all necessary consents, approvals or waivers from third parties under any Material Contract or Company Lease or otherwise to the extent related to the Merger and the other Transactions, including any consent or approval set forth in Section 3.01(c)(ii) of the Company Disclosure Schedule.

(b)          In furtherance and not in limitation of the foregoing, each of Parent and the Company shall cooperate and use its respective reasonable best efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Entity necessary to consummate and make effective the Merger and the other Transactions. Parent and the Company shall cooperate and use their respective reasonable best efforts to obtain all other approvals and consents to the Transactions contemplated by this Agreement.

Section 5.04         Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a)          From and after the Effective Time, Parent and the Surviving Entity shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of the Company Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an Indemnitee was a director or officer of the Company or any of the Company Subsidiaries or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer or employee of the Company or any of the Company Subsidiaries or taken at the request of the Company or any of the Company Subsidiaries (including in connection with serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, trustee or fiduciary of another Person (including any Company Benefit Plan), in each case under (1) or (2), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and the Company Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (1) the Articles and Bylaws and the organizational documents of the Company Subsidiaries, in each instance, as applicable and as in effect on the date of this Agreement, and (2) any indemnification agreement between any such Indemnitee and the Company or any of the Company Subsidiaries as currently in effect, which agreements shall survive the Merger and the other Transactions and continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, the Surviving Entity shall pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.04 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.04) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Notwithstanding anything to the contrary herein, all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in this Section 5.04 or in the Articles or Bylaws or the respective other organizational documents of the applicable Company Subsidiaries or otherwise in effect as of the date hereof (including through any indemnification agreement) shall not be modified, and shall survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claim, suit, action, proceeding or investigation asserted or made within such period shall continue until the final disposition of such claim, suit, action, proceeding or investigation.

(b)          For the six (6) year period commencing immediately after the Effective Time, Parent shall, subject to the provisions of this Section 5.04, maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage required above with respect to matters occurring prior to the Effective Time); provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed two hundred percent (200%) of the annual premium paid as of the date hereof by the Company for such insurance (such two hundred percent (200%) amount, the “Base Premium”); and provided further that, if the aggregate annual premiums for such insurance shall exceed the Base Premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium equal to the Base Premium. Prior to the Effective Time Parent or the Company may purchase, for an aggregate amount that shall not exceed the Base Premium, a 6-year prepaid “tail policy” on terms and conditions providing at least materially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by Parent or the Company, it shall be deemed to satisfy all obligations of the Parent to obtain insurance pursuant to this Section 5.04. The Surviving Entity shall not amend, modify, cancel or revoke such policy and each shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c)          The provisions of this Section 5.04 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Entity under this Section 5.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.04 applies unless (A) such termination or modification is required by applicable Law, or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.04 applies shall be third party beneficiaries of this Section 5.04).

(d)          In the event that Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Entity or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Entity shall assume all of the obligations thereof set forth in this Section 5.04.

Section 5.05         Fees and Expenses. Except as otherwise specified in Section 7.02, or agreed in writing by the parties, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions (the “Transaction Expenses”) shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, the Company shall not have Transaction Expenses in excess of $1,425,000 (the “Transaction Expenses Cap”).

Section 5.06         Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner, and (b) the Company may, without the prior written consent of Parent, and in compliance with any applicable notification provisions in Section 4.02, issue such press release or make such public statement release or announcement with respect to a Company Adverse Recommendation Change effected in accordance with Section 4.02(g). The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

Section 5.07         Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger and the other Transactions or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger and the other Transactions, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or, in the case of the Company, a Company Subsidiary, and, in the case of Parent and Merger Sub, any of their respective Subsidiaries, which relate to this Agreement, the Merger and the other Transactions, and (c) any inaccuracy or breach of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied.

Section 5.08         State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any of the other Transactions, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover applicable Law inapplicable to the foregoing.

Section 5.09         Director Resignations. Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two (2) calendar days prior to the Closing Date, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 5.10         Financing Covenants.

(a)          Subject to the other provisions of this Agreement, Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions necessary to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters until the funding of the Financing at or prior to Closing, (ii) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent in all material respects with the terms and conditions contained in each Debt Commitment Letter (including any related “flex” provisions) or on other terms not less favorable to Parent and Merger Sub (as determined by Parent in good faith) than the terms and conditions (including the “flex” provisions) contemplated by the Debt Financing Commitments and (iii) satisfy (or obtain a waiver of) all conditions applicable to Parent and Merger Sub to obtaining the Financing that are within their control, and Parent and/or Merger Sub shall, if necessary, use reasonable best efforts to fully enforce the obligations of the other parties to the Financing Commitments and Definitive Agreements, if any.

(b)          Parent and Merger Sub shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), (i) permit any amendment or modification to, or any waiver of, any material provision or remedy under, or replace, any of the Commitment Letters if such amendment, modification, waiver, or replacement (A) would add any new (or modify any existing) condition to the Financing Commitments (unless such new condition or modified condition would not reasonably be expected to prevent, impede or delay the consummation of the Financing), (B) reduces the aggregate amount of the Financing intended to be funded on the Closing Date unless the Equity Financing or Debt Financing is increased by a corresponding amount (or Merger Sub may draw upon an available revolver to fund an amount equal to such reduction), (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements, if any, to require such parties to provide the Debt Financing or Equity Financing, as applicable, or (D) would reasonably be expected to prevent, impede or materially delay the consummation of the Financing or (ii) terminate any Commitment Letter unless such Commitment Letter is replaced with another commitment letter that would not result in any of the items described in clause (i)(A) through (D) of this sentence (collectively, the “Restricted Financing Commitment Amendments”) (provided that the existence or exercise of “flex” provisions which do not permit a reduction in the aggregate amount of the Financing shall not constitute a Restricted Financing Commitment Amendment; and provided, further, that Parent and/or Merger Sub may amend or modify, or waive any provision or remedy under, the Financing Commitments if such amendment, modification or waiver is not a Restricted Financing Commitment Amendment, it being understood that any amendment or modification solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities (and make incidental or conforming amendments or modifications to reflect the addition of any such lenders, lead arrangers, bookrunners, syndication agents and similar entities) shall not be a Restricted Financing Commitment Amendment). Upon any such amendment, supplement, modification or replacement of the Debt Financing Commitments or the Equity Financing Commitments in accordance with this Section 5.10(b), the terms “Debt Financing Commitments” and “Equity Financing Commitments” shall mean, other than for purposes of representations and warranties made as of the date hereof in Section 3.02(d), the Debt Financing Commitments and the Equity Financing Commitments, respectively, as so amended, supplemented, modified or replaced.

(c)          In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, to the extent such portion is necessary to consummate the Merger, Parent shall (i) promptly notify the Company of such unavailability and (ii) use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (in an amount sufficient, when taken together with other sources of funds available to Parent, to replace such unavailable portion) from the same or other sources and on terms which would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing, the Merger or the other Transactions. For the purposes of this Agreement, other than for purposes of representations and warranties made as of the date hereof in Section 3.02(d), the terms “Debt Commitment Letter” and “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative debt financing arranged in compliance herewith (and any Debt Commitment Letter and Debt Financing Commitment remaining in effect at the time in question) and all references to the Lenders shall include the persons providing or arranging such alternative debt financing. For the purposes of this Agreement, other than for purposes of representations and warranties made as of the date hereof in Section 3.02(d), the terms “Equity Commitment Letters” and “Equity Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative equity financing arranged in compliance herewith (and any Equity Commitment Letters and Equity Financing Commitment remaining in effect at the time in question).

(d)          Parent shall provide the Company with prompt written notice of (A) any material breach or default by any party to any Commitment Letters or the Definitive Agreements, if any, of which Parent or Merger Sub has Knowledge or any termination of any of the Commitment Letters of which Parent or Merger Sub has Knowledge, (B) the receipt of any written notice or other written communication from any Lender or Equity Investor with respect to (1) any actual or potential material breach or material default, termination or repudiation by any party to any Commitment Letters or the Definitive Agreements, if any, of any provision thereof, and (2) any material dispute or disagreement between or among any parties to any of the Commitment Letters or the Definitive Agreements, if any, with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, in the case of clauses (1) and (2) that would reasonably be expected to result in Merger Sub not receiving the proceeds of the Financing on the Closing Date. Parent shall keep the Company reasonably informed of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, compliance by Parent with this Section 5.10(d) shall not relieve Parent or Merger Sub of its respective obligation to consummate the transactions contemplated by this Agreement at the time specified in Section 1.02 whether or not the Financing is available, subject to the fulfillment or waiver of the conditions set forth in Article VI.

(e)          Nothing in this Section 5.10 or any other provisions of this Agreement shall require, and in no event shall the “reasonable best efforts” of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) seek the Equity Financing from any source other than the Equity Investors or in any amount in excess of that contemplated by the Equity Commitment Letters, (ii) seek or accept Debt Financing on terms less favorable than those set forth in the Debt Commitment Letters (including the “flex” provisions) provided on the date of this Agreement, (iii) waive any term or condition of this Agreement or (iv) pay any fees in excess of those contemplated by the Financing Commitments (whether to secure waiver of any conditions contained therein or otherwise).

(f)          Prior to the Closing, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Agents to, cooperate with Parent to the extent reasonably requested by Parent in connection with the arrangement of the Debt Financing, including (i) participation at reasonable times in a reasonable number of meetings, presentations, rating agency sessions and sessions with prospective financing sources (including the Lenders and/or investors in the Debt Financing), and due diligence sessions, including direct contact between senior management and the other representatives of the Company and its Subsidiaries, on the one hand, and the actual and potential financing sources and potential lenders or investors in the Debt Financing (including the Lenders), on the other hand, (ii) reasonably assisting Parent, Merger Sub and their financing sources (including the Lenders) in the preparation of materials for rating agency presentations and bank books, lender and investor presentations, bank information memoranda, business projections, or other marketing documents, in each case to the extent that it relates to Company or its Subsidiaries, customarily used to arrange the Financing contemplated by the Commitment Letters, and identifying any portion of the information that constitutes material, non-public information, (iii) reasonably cooperating with the marketing efforts of Parent and/or Merger Sub and their financing sources (including the Lenders) for any portion of the Financing, (iv) furnishing the Parent, Merger Sub and their financing sources and potential lenders or investors in the Debt Financing (including the Lenders) with the financial statements regarding the Company and its Subsidiaries necessary to satisfy the relevant conditions set forth in the Debt Commitment Letters or any other information about the assets and properties of the Company and the Company Subsidiaries reasonably requested by the financing sources (including the Lenders) and reasonably available to the Company, (v) facilitating the granting of security interests (and perfection thereof) in collateral, or the execution and delivery of guarantees, mortgages, other definitive financing documents or other certificates or documents to the extent constituting a condition to any Lender’s obligation to fund any portion of the Debt Financing by the applicable Debt Commitment Letter (or otherwise required by such applicable Debt Commitment Letter), including obtaining releases of existing Liens; provided, that any grants of security interests or obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Effective Time; provided, that (1) in no event shall the Company or any of the Company Subsidiaries be required to enter into any agreement unless such agreement is contingent upon the Closing and (2) (A) neither the Company nor any Persons who are directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing and (B) no obligation of the Company or any of the Company Subsidiaries or any of its or their respective Agents under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing and (C) none of the Company or the Company Subsidiaries nor any of its or their respective Agents shall be required to pay any commitment or other similar fee or incur any other out-of-pocket cost or expense that is not reimbursed by Parent or Merger Sub. Nothing contained in this Section 5.10(f) or otherwise shall require the Company or any of the Company Subsidiaries to be an issuer or other obligor with respect to the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs incurred by the Company or the Company Subsidiaries or their respective Agents in connection with such cooperation and shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Agents for, from and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.10(f) and any information utilized in connection therewith.

(g)         All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent pursuant to this Section 5.10 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

Section 5.11        Certain Litigation. Each of the Company and Parent shall use their respective reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any injunction, ruling, decree, judgment or similar order that results from any stockholder or derivative suit, action, litigation or claim against the Company, Parent, Merger Sub, any of their respective Affiliates, or any of their respective directors or officers, in each instance, relating to this Agreement, the Merger or any of the other Transactions. Each of Parent and the Company shall notify promptly the other party of the commencement of any such stockholder or derivative suit, action, litigation or claim of which it has received written notice related to this Agreement, the Merger or the other Transactions.

Section 5.12         SEC Filings. Prior to the Effective Time, the Company shall use its reasonable best efforts to timely file with or furnish to the SEC all forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act.

Article VI.
CONDITIONS PRECEDENT

Section 6.01         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a)          Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)          No Injunctions or Restraints. No Law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity having jurisdiction over the parties hereto (collectively, “Restraints”) shall be in effect, whether temporary, preliminary or permanent, enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.02         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent or Merger Sub, as applicable, on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date (except (i) for such changes resulting from actions permitted under Section 4.01, or (ii) where the failure of any such representation or warranty to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, other than with respect to the representations and warranties contained in Sections 3.01(b)(i), (ii), (iii), (iv), (viii), and (ix), which shall be true and correct in all respects), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date (other than with respect to any covenants and agreements of the Company contained in this Section 6.02, which shall be performed in all respects), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)          Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which constitute a Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d)          Consents. Other than as contemplated by Section 6.02(d) of the Company Disclosure Schedule, and without prejudice to the provisions of Section 6.02(g), all necessary consents and waivers from third parties in connection with the consummation of the Merger and the other Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have a Material Adverse Effect.

(e)          Dissenting Stockholders. Holders of no more than five percent (5%) of the issued and outstanding Common Stock as of immediately prior to the Closing shall have elected to, or continue to have a right to, exercise appraisal rights under the CBCA with respect to such shares by virtue of the Merger.

(f)          FIRPTA Certificate. Parent shall have received a certificate from the Company (along with notice to the IRS) stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(g)          Maintenance and Satisfaction of Agreements. Each of the Parties thereto (other than Parent and Merger Sub) shall not have repudiated and shall have fulfilled in all material respects all of its obligations under the Rollover Contribution Agreement and the Voting Agreement.

(h)          Payoff Letters. Parent shall have received payoff letters executed by the lenders and other financing sources set forth on Section 6.02(h) of the Company Disclosure Schedule setting forth all amounts (including principal and accrued but unpaid interest) necessary to be paid to repay in full any such Indebtedness through the Closing, and (ii) providing that, upon payment in full of such amounts, all obligations with respect to the Indebtedness owed to such lender or other financing source will be satisfied and released, and that any and all related Liens will be terminated and released, each in form and substance reasonably satisfactory to Parent.

(i)          Working Capital. Parent shall have received documentation reasonable satisfactory to Parent and Merger Sub evidencing that the Company has, at minimum, a Net Working Capital of $1,300,000 immediately as of the Effective Time and taking into account the distributions and payments contemplated by this Agreement.

(j)          Transaction Expenses Cap. Parent shall have received documentation reasonable satisfactory to Parent and Merger Sub evidencing that, immediately prior to the Effective Time, the Company does not have (accrued or unaccrued, contingent or otherwise) unpaid Transaction Expenses in excess of the Transaction Expenses Cap.

(k)          Preferred Stock. The Company shall not have issued and outstanding any shares of Preferred Stock.

(l)          Dissolutions. The Company shall have dissolved Series OP and OurPet’s DISC, Inc. upon terms and conditions reasonably satisfactory to Parent.

(m)         Termination of Certain Agreements. Each of that certain (i) Registration Rights Agreement dated January 3, 2006 by and among the Company, Pet Zone Products Ltd. and certain other parties and (ii) Voting Agreement dated January 3, 2006 by and among the Company, Steven Tsengas, Evangelia S. Tsengas, Konstantine S. Tsengas, Nicholas S. Tsengas, Senk Properties, Joseph T. Aveni, Carl Fazio, Jr., John G. Murchie, Pet Zone Products Ltd., Capital One Partners, LLC, LJR Limited Partnership, Nottingham Ventures, Ltd. and Spirk Ventures, Ltd. shall have been terminated, to the reasonable satisfaction of Parent, without any of the parties thereto having exercised their rights thereunder subsequent to the date hereof.

(n)          Periodic Reports. Prior to the Effective Time, the Company shall file with or furnish to the SEC all forms, reports, statements, certifications and other documents required to be filed by it with the SEC, including without limitation, if applicable, the Company’s Report on Form 10-K for the fiscal year ending December 31, 2018.

Section 6.03         Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date (except (i) for such changes resulting from actions permitted under Section 4.01, (ii) to the extent any such representation or warranty is made as of a time other than the Closing Date, such representation or warranty need only be true and correct at and as of such time, and (iii) where the failure of any such representation or warranty to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect), and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)          Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)          Parent Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which constitute a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(d)          Consents. All necessary consents and waivers from third parties in connection with the consummation of the Merger and the other Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.04         Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach, including such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other Transactions, as required by and subject to Section 5.03.

Section 6.05         Determination of Net Working Capital and Transaction Expenses. Not less than three (3) Business Days (on or before 6:00 p.m. (New York time) of that Business Day) prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Statement”), certified by the Company’s Chief Financial Officer as the Company’s best good faith estimate, which shall be reasonably satisfactory to Parent, setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation, of the Net Working Capital and the Transaction Expenses of the Company, each determined as of 11:59 p.m. (New York time) five (5) Business Days prior to the Closing Date (the “Determination Date”). If the Net Working Capital as set forth in the Closing Statement is not equal to or greater than $1,300,000, or the Transaction Expenses are greater than the Transaction Expense Cap, then the Parent may terminate the Agreement by delivering written notice (the “Termination Notice”) to the Company on or before 6:00 p.m. not later than two (2) Business Days following the Parent’s receipt of the Company’s Closing Statement. Alternatively, if the Parent disagrees with the Company’s calculation of the Net Working Capital or the Transaction Expenses, the Parent may on or before 6:00 p.m. (New York time) two (2) Business Days following the Parent’s receipt of the Company’s Closing Statement deliver written notice to the Company specifying in reasonable detail each item that the Parent disputes and the reasons supporting the Parent’s position (a “Dispute Notice”). If the Parent fails to timely deliver a Termination Notice or a Dispute Notice, the Company’s calculation of the net Working Capital and the Transaction Expenses will be deemed accepted by the Parent and will be final, conclusive and binding on the Parties. For the avoidance of doubt, the Parent may solely deliver either a Closing Net Indebtedness Termination Notice or a Dispute Notice, but not both. If within two (2) Business Days after the Company’s receipt of the Dispute Notice, the Company and Parent cannot in good faith resolve any disputed items with respect to the Closing Statement as set forth in the Dispute Notice, the Closing shall be adjourned for fifteen (15) days and the Parties shall engage an independent nationally recognized accounting firm (the “Independent Accounting Firm”) for resolution of the disputed items. Parent and Company will furnish, or cause to be furnished, to the Independent Accounting Firm such work papers, documentation and other reports and information relating to the disputed item(s) as the Independent Accounting Firm may reasonably request or as either the Parent or Company believe relevant, and each party shall be afforded the opportunity to discuss the disputed matter with the Independent Accounting Firm. The Independent Accounting Firm will deliver to the Company and the Parent as promptly as practicable, and will be instructed to deliver no later than ten (10) days after its engagement, a written report setting forth such determination of the Net Working Capital and/or the Transaction Expenses. Such determination of the Independent Accounting Firm will be final, binding and conclusive upon Company and the Parent (absent fraud or manifest error) and the Company will promptly revise the Closing Statement to reflect such determination upon receipt of such report. Each Party shall share equally the fees, costs and expenses of the Independent Accounting Firm.

Article VII.
TERMINATION, AMENDMENT AND WAIVER

Section 7.01         Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a)          by the mutual written consent of Parent and the Company;

(b)          by either Parent or the Company, if:

(i)          the Merger shall not have been consummated on or before April 30, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose willful and material breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the End Date;

(ii)         any Restraint shall be in effect, enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal and shall have become final and nonappealable after the parties have used reasonable best efforts to have such Restraint removed, repealed or overturned; or

(iii)        the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any permitted adjournment or postponement thereof.

(c)          by Parent, if:

(i)          the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days (but in no instance beyond the End Date) following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.03 not being satisfied;

(ii)         the Board shall have effected a Company Adverse Recommendation Change, withdrawn or modified in any manner adverse to Parent its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any alternative Takeover Proposal;

(iii)        (A) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement in respect of an alternative Takeover Proposal; or (B) the Company shall have breached in any material respect the provisions of Section 4.02, and such violation or breach has resulted in the receipt by the Company of a Takeover Proposal;

(iv)        the Company shall have failed to deliver to Parent and Merger Sub the executed and delivered Voting Agreements pursuant to the requirements of Section 5.01(a); or

(v)         any of the parties (other than Parent or Merger Sub) to either the Voting Agreement or the Rollover Contribution Agreement shall have breached or otherwise failed to timely satisfy the obligations of such parties thereunder.

(d)          by the Company, if:

(i)          Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03, and (B) is incapable of being cured, or is not cured, by Parent and Merger Sub within 30 calendar days (but in no instance beyond the End Date) following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.02 not being satisfied;

(ii)          (A) the Board authorizes the Company to enter into, or publicly announced its intention to enter into, an Acquisition Agreement in respect of an alternative Takeover Proposal, or (B) the Board has effected a Company Adverse Recommendation Change, withdrawn or modified in any manner adverse to Parent its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any alternative Takeover Proposal, in either instance, (X) in accordance with the provisions of this Agreement, including Section 4.02, and (Y) the Company has paid the Termination Fee; or

(iii)        (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination), (B) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 6.03 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination) or that it has provided an irrevocable notice of waiver (effective as of Closing) of any unsatisfied conditions in Section 6.03 and (y) it is prepared to consummate the Merger at the Closing, and (C) Parent and Merger Sub do not receive the proceeds of the Financing on the terms provided for in the Commitment Letters or any Alternative Financing and, as a result, fail to consummate the Merger within two (2) business days following the delivery of such notice; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(iii) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.02 not being satisfied.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any of their respective Agents, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 7.01 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.01 for any such termination.

Section 7.02         Termination Fee.

(a)          In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(iii) or by Parent pursuant to Section 6.05 or Section 7.01(c), then the Company shall pay Parent a fee equal to $750,000 (the “Termination Fee”) by wire transfer of same-day funds on the second (2nd) Business Day following such termination.

(b)          In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds prior to or concurrently with such termination.

(c)          The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the Transactions. If the Company fails to pay any amounts due under this Section 7.02 and Parent commences a suit which results in a final, non-appealable judgment against the Company, for any such amounts or any portion thereof, then the Company shall pay Parent’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment.

(d)          The parties acknowledge that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion.

Section 7.03         Effect of Termination.

(a)          In the event of the termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company and their respective directors, officers, employees, partners, members or stockholders; provided, however, that (i) the agreements and obligations contained in Section 5.02(b), Section 5.05, Section 7.02, this Section 7.03 and ARTICLE VIII shall survive the termination of this Agreement, and (ii) other than in the event of actual fraud, none of Parent, Merger Sub or the Company shall have any liability for any damages whatsoever (which shall include reimbursement of expenses or out-of-pocket costs) following a valid termination of this Agreement other than as expressly set forth in Section 7.02.

(b)          The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transaction in the event any payment of the Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Termination Fee the Company shall have no further liability to Parent and Merger Sub hereunder. The parties agree that the payment of the Termination Fee in the circumstances in which the Termination Fee becomes payable, constitutes liquidated damages and is not a penalty, but rather a reasonable amount that will compensate the Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

Article VIII.
GENERAL PROVISIONS

Section 8.01         Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof.

Section 8.02         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by email (providing confirmation of transmission) or sent by prepaid overnight courier (providing proof of delivery) to the parties at the following addresses or email addresses (or at such other address or email address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Paws Merger Parent, LLC

c/o Guardian Capital Partners

724 W. Lancaster Avenue, Suite 120

Wayne, PA 19087

Email: phaabestad@guardiancp.com

Attention: Peter H. Haabestad

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1650 Market Street, Suite 4900

Philadelphia, PA 19103

Email: jay.coogan@dlapiper.com

Attention: Jay Coogan

if to the Company, to:

OurPet’s Company

1300 East St,

Fairport Harbor, OH 44077

Email: STsengas@Ourpets.com

Attn: Dr. Steven Tsengas

with a copy (which shall not constitute notice) to:

Kohrman Jackson & Krantz LLP

1375 East Ninth Street

One Cleveland Center, 29th Floor

Cleveland, Ohio 44114-1793

Email: cjh@kjk.com

Attention: Christopher Hubbert

Section 8.03         Definitions. For purposes of this Agreement, in addition to the terms otherwise defined here:

“Accounts Receivable” means all accounts receivable, including trade and miscellaneous accounts receivable, arising out of the business of the Company and its Subsidiaries.

“Affiliate” means, as to any Person (i) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

“Anticorruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any similar anticorruption or anti-bribery Law applicable to the Company and its Affiliates.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.

“Commitment Letters” means the Debt Commitment Letters together with the Equity Commitment Letters.

“Equity Commitment Letters” shall mean that certain equity financing commitment letter by and among the Equity Investors and Parent, pursuant to which, subject to the terms and conditions contained therein, the Equity Investors have committed to invest in Parent the amount set forth therein.

“Equity Investors” shall mean the investors party to the Equity Commitment Letters.

“Holdings” shall mean GRAC Holdings LLC, a Delaware limited liability company.

“Indebtedness” means all of the following, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise (A) any indebtedness for borrowed money (including the issuance of any debt security) to any Person or any indebtedness issued in substitution for or exchange of indebtedness for borrowed money, or for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, and similar obligations), including the current portion of such indebtedness, (B) any obligations evidenced by notes, bonds, debentures or similar instruments or Contracts to any Person, (C) any capital lease obligations properly categorized as such under GAAP to any Person, (D) any obligations in respect of letters of credit and bankers’ acceptances, (E) all obligations under conditional sale or other title retention agreements, (F) all “cut” but un-cashed checks or any overdrafts outstanding as of the Closing Date, (G) any indebtedness secured by a lien on a Person’s assets, (H) any accrued liabilities or expenses, (I) any accrued interest on any of the foregoing, (J) any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing and (K) any guaranty of any such obligations described in clauses (A) through (J) of any Person other than the Company or any of the Company Subsidiaries, in each case, together with all interest, fees and penalties relating to any of the foregoing. For the avoidance of doubt, the term “Indebtedness” shall not include accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business.

“Inventory” means, collectively, all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“Knowledge of the Company”, the “Company’s Knowledge” or references to the Company’s “awareness” or similar references means, with respect to any matter in question, (i) the actual knowledge of the officers of the Company listed on Section 8.03 of the Company Disclosure Schedule, or (ii) with respect to any particular fact or matter, if any of the persons listed on Section 8.03 of the Company Disclosure Schedule reasonably would have obtained knowledge of such fact or matter after making reasonable inquiry, the Company will be deemed to have Knowledge of such fact or matter.

“Laws” means all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity.

“Material Adverse Change” or “Material Adverse Effect” means, any condition, circumstance, change, event or occurrence, that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impair the Company’s ability to consummate the Merger or the other Transactions, other than conditions, circumstances, changes, events, occurrences or effects (A) generally affecting (I) the segments of the pet product market in which the Company and the Company Subsidiaries operate (the “Industry”), provided that such changes, events, occurrences or effects do not affect the Company and the Company Subsidiaries, in a materially disproportionate manner as compared to other participants in the Industry, or (II) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, provided that such changes, events, occurrences or effects do not affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, or (B) arising out of, resulting from or attributable to (I) changes in Law or in GAAP, or changes in general legal, regulatory or political conditions, (II) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with vendors, clients, customers, partners or employees, (III) acts of war, sabotage, hostilities or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities or terrorism threatened or underway as of the date of this Agreement that do not disproportionately affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (IV) earthquakes, hurricanes, tornados or other natural disasters that do not disproportionately affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (V) any action taken, or omissions, by the Company or any Company Subsidiary that is specifically required by this Agreement or is taken or omitted with Parent’s written consent or at Parent’s written request, (VI) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company), or (VII) any failure to meet any analysts or internal or public projections, forecasts or estimates of revenue or earnings in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company).

“Net Working Capital” means, as determined in accordance with GAAP with current revenue recognition policies consistently applied, current assets minus current liabilities, excluding net amounts, if any, due from, and net amounts due to, Affiliates.

“Parent Material Adverse Effect” means any condition, circumstance, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the Parent’s or Merger Sub’s ability to consummate the Merger and the other Transactions.

“Permits” means all approvals, accreditations, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities, including all operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other Governmental Entity authorizations held by the Company and the Company Subsidiaries.

“Permitted Liens” means (i) Liens specifically identified on the Balance Sheet or in the notes thereto; (ii) Liens for taxes, assessments or other governmental charges and levies not yet due and payable or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are reflected on Balance Sheet in accordance with GAAP; (iii) immaterial Liens that, individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and the Company Subsidiaries taken as a whole as currently used; (iv) licenses granted by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practices; (v) purchase money liens or similar Liens securing rental payments under capital lease arrangements that are not, in the aggregate, material to the Company and the Company Subsidiaries; (vi) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other Liens imposed by applicable Law incurred in the ordinary course of business, excluding any such Liens that secure or relate to amounts currently claimed to be due and payable by the Company or any Company Subsidiary for work or materials performed or provided more than sixty (60) days (or such longer period to the extent that the applicable underlying agreement for services and/or materials allows a payment period in excess of sixty (60) days) prior to the date hereof; and (vii) Liens relating to deposits made in the ordinary course of business consistent with past practices in connection with workers’ compensation, unemployment insurance, and other types of social security.

“Person” means any natural person, individual, firm, corporation, company, partnership, limited liability company, joint venture, association, business trust, trust, unincorporated organization, Governmental Entity or other entity.

“Risk Factors” mean the risk factors described in Item 503(c) of Regulation S-K under the Securities Act applicable to the Company.

“Rollover Contribution Agreement” means that certain Rollover Contribution Agreement dated as of the date hereof by and among Parent, Merger Sub and Dr. Steven Tsengas, Konstantine S. Tsengas and PZ Holdings Ltd., an Ohio limited liability company.

“Stock Plan” means the Company’s 2008 Stock Option Plan and 2017 Stock Option Plan.

“Subsidiary” means, with respect to any Person, any other Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Voting Agreement” means the form of certain Voting and Support Agreement dated as of the date hereof by and among Parent, Merger Sub and certain stockholders of the Company attached as Exhibit D hereto.

Section 8.04         Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Phrases such as “to the Company’s Knowledge” or “Known to the Company” are used to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting. The rules of construction providing that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. The terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Section 8.05         Amendments. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.06         Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other parties, and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties granting the waiver or extension. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, may be construed as a waiver of any other breach or default, or as a waiver of any future breaches of, defaults under or rights to exercise such provisions, rights or privileges hereunder.

Section 8.07         Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.08         Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by facsimile or other electronic means) by the other party hereto.

Section 8.09         Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Voting Agreement, the Rollover Contribution Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter of this Agreement, the Company Disclosure Schedule and the Confidentiality Agreement and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and (b) except for the provisions of ARTICLE II and Section 5.04, are not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies hereunder. Notwithstanding the foregoing, Section 8.10 (Governing Law), Section 8.11 (Assignment), and Section 8.12 (Specific Enforcement), shall be enforceable by any lender providing financing to Parent, the Surviving Entity or their Affiliates (and such lender is an intended third-party beneficiary thereof).

Section 8.10         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.11         Assignment.

(a)          This Agreement shall be binding upon and for the benefit of the Company and its respective successors and assigns (if any) and Parent and Merger Sub and their successors and assigns (if any).

(b)          Neither Parent, Merger Sub nor the Company shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other parties’ prior written consent; provided, that Parent shall be permitted, without the prior written consent of any party, to assign all or any portion of its rights under this Agreement (i) to any Affiliate of Parent, (ii) for collateral security purposes, to any lender providing financing to Parent, the Surviving Entity or their Affiliates, or (iii) to any third party in connection with the sale by Parent (or such transferee Affiliate) of all or substantially all of the Surviving Entity’s (or such transferee Affiliate’s) assets.

Section 8.12         Specific Enforcement; Consent to Jurisdiction.

(a)          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that (i) prior to the valid termination of this Agreement in accordance with Section 7.01, the parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 8.12(c)) an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, without bond or other security being required and (ii) the equitable rights set forth in this Section 8.12(a) are an integral part of the Transactions and without such rights, neither the Company nor Parent nor Merger Sub would have entered into this Agreement..

(b)          Each of the Company, Parent and Merger Sub acknowledges and agrees that the parties’ only remedies under this Agreement and with respect to the Transactions contemplated by this Agreement shall be (i) prior to a valid termination of this Agreement in accordance with Section 7.01, the equitable remedies to the extent provided in Section 8.12(a), and (ii) following a valid termination of this Agreement in accordance with Section 7.01, (A) the right to receive the amounts prescribed by Section 7.02, and (B) the right to seek monetary damages for actual fraud but solely to the extent provided in Section 7.03(a) (for the avoidance of doubt, other than in the event of actual fraud, none of Parent, Merger Sub or the Company shall have any liability for any damages whatsoever (which shall include reimbursement of expenses or out-of-pocket costs) following a valid termination of this Agreement other than as expressly set forth in Section 7.02).

(c)          Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, including applicable courts, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by federal law or the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 8.13         Waiver of Jury Trial. EACH PARTY HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14         Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

MERGER SUB:

PAWS MERGER SUB, INC.

By:	/s/ Peter H. Haabestad
	Name:	Peter H. Haabestad
	Title:	President

[Signature Page to Merger Agreement]

PARENT:

PAWS MERGER PARENT, LLC

By:	/s/ Peter H. Haabestad
	Name:	Peter H. Haabestad
	Title:	President

[Signature Page to Merger Agreement]

COMPANY:

OurPet’s Company

By:	/s/ Dr. Steve Tsengas
Name: Dr. Steve Tsengas
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Index of Defined Terms

Term	Section

ACA	Section 3.01(l)(viii)
Acceptable Confidentiality Agreement	Section 4.02(c)
Acquisition Agreement	Section 4.02(b)
Affiliate	Section 8.03
Agents	Section 4.02(a)
Agreement	Preamble
Articles	Section 3.01(b)(v)
Articles of Merger	Section 1.03
Assumed Indebtedness	Section 5.11(a)
Balance Sheet	Section 3.01(e)(iii)
Balance Sheet Date	Section 3.01(e)(iii)
Bankruptcy and Equity Exceptions	Section 3.01(c)(i)
Base Premium	Section 5.04(b)
Board	Recitals
Boenning	Section 3.01(v)
Book-Entry Shares	Section 2.01(c)
Business Day	Section 8.03
Bylaws	Section 3.01(b)(v)
Cancelled Shares	Section 2.01(a)
CBCA	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
Closing Statement	Section 6.05
Code	Section 2.05(g)
Commitment Letters	Section 8.03
Common Stock	Recitals
Common Stock Certificate	Section 2.01(c)
Commonly Controlled Entity	Section 3.01(l)(i)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(f)
Company Benefit Plans	Section 3.01(l)(i)
Company Copyrights	Section 3.01(o)
Company Disclosure Schedule	Section 3.01
Company Domains	Section 3.01(o)
Company Intellectual Property	Section 3.01(o)(viii)
Company Leases	Section 3.01(n)(i)
Company Marks	Section 3.01(o)
Company Patents	Section 3.01(o)
Company Pension Plan	Section 3.01(l)(i)
Company Permits	Section 3.01(i)(i)
Company Recommendation	Section 3.01(c)(i)

Term	Section
Company SEC Documents	Section 3.01(e)(i)
Company Subsidiary Securities	Section 3.01(b)(vi)
Company’s Knowledge	Section 8.03
Confidentiality Agreement	Section 5.02(b)
Consolidated Company	Section 3.01(e)(ii)
Contract	Section 3.01(c)(ii)
CSOS	Section 1.03
Debt Commitment Letters	Section 3.02(d)(i)
Debt Financing	Section 3.02(d)(i)
Debt Financing Commitments	Section 3.02(d)(i)
Definitive Agreements	Section 5.10(a)
Determination Date	Section 6.05
Dissenting Shares	Section 2.06(a)
Dispute Notice	Section 6.05
DGCL	Recitals
DSOS	Section 1.03
Effective Time	Section 1.03
End Date	Section 7.01(b)(i)
Environment	Section 3.01(j)
Environmental Laws	Section 3.01(j)
Equity Commitment Letters	Section 8.03
Equity Financing	Section 3.02(d)(ii)
Equity Financing Commitments	Section 3.02(d)(ii);
Equity Investors	Section 8.03
ERISA	Section 3.01(i)(i)
Exchange Act	Section 3.01(d)
Falls River	Section 3.01(q)
Fee Letter(s)	Section 3.02(d)(ii)
Financing	Section 3.02(d)(ii)
Financing Commitments	Section 3.02(d)(ii)
GAAP	Section 3.01(e)(ii)
Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 3.01(j)
Indebtedness	Section 8.03
Indemnitee(s)	Section 5.04(a)
Independent Accounting Firm	Section 6.05
Industry	Section 8.03
Intellectual Property Rights	Section 3.01(o)(viii)
IRS	Section 3.01(l)(ii)
Knowledge of the Company	Section 8.03
Laws	Section 8.03
Leased Real Property	Section 3.01(n)(i)
Lenders	Section 3.02(d)(i)
Licenses In	Section 3.01(o)
Licenses Out	Section 3.01(o)

Term	Section
Liens	Section 3.01(c)(ii)
Material Adverse Change	Section 8.03
Material Adverse Effect	Section 8.03
Material Contract	Section 3.01(h)(xvi)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Shares	Section 2.01
New Indebtedness	Section 4.01(h)
Notice Period	Section 4.02(g)
Parent	Preamble
Parent Material Adverse Effect	Section 8.03
Paying Agent	Section 2.05(a)
Permits	Section 8.03
Permitted Liens	Section 8.03
Person	Section 8.03
Preferred Stock	Section 2.03
Proxy Statement	Section 3.01(d)
Reporting Documents	Section 3.01
Restraints	Section 6.01(b)
Restricted Financing Commitment Amendments	Section 5.10(b)
Rollover Contribution Agreement	Section 8.03
SEC	Section 3.01(d)
Securities Act	Section 3.01(d)
Stock Plan	Section 8.03
Stockholder Approval	Section 5.01(d)
Stockholders’ Meeting	Section 5.01(d)
Subsidiary	Section 8.03
Superior Proposal	Section 4.02(e)(ii)
Surviving Entity	Section 1.01
Takeover Proposal	Section 4.02(e)(i)
tax or taxes	Section 3.01(m)(viii)
tax returns	Section 3.01(m)(viii)
taxing authority	Section 3.01(m)(viii)
Termination Fee	Section 7.02(a)
Termination Notice	Section 6.05
Third Party IP Rights	Section 3.01(o)(iv)
Trade Secrets	Section 3.01(o)(viii)
Transaction Expenses Cap	Section 5.05
Transactions	Recitals
Voting Agreement	Section 8.03

Exhibit B

Company Disclosure Schedule

This Company Disclosure Schedule (this “Disclosure Schedule”) is being furnished by OurPet’s Company, a Colorado corporation (the “Company”), to Paws Merger Parent, LLC, a Delaware limited liability company (“Parent”) and Paws Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) in connection with the execution and delivery of that certain Agreement and Plan of Merger, dated as of December 18, 2018, by and among Parent, Merger Sub and the Company (as may be amended from time to time, the “Agreement”). Unless the context otherwise requires, all capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Agreement.

Each representation and warranty in Section 3.01 of the Agreement is subject to (a) any exceptions and disclosures set forth in the section or subsection of this Disclosure Schedule corresponding to the particular section or subsection of Section 3.01 of the Agreement in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of this Disclosure Schedule by reference to another section or subsection of this Disclosure Schedule; (c) any exceptions or disclosures set forth in any other section or subsection of this Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty; and (d) any exception or disclosure set forth in any of the Company SEC Documents prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature).

This Disclosure Schedule and the information and disclosures contained in this Disclosure Schedule are intended only to qualify and limit the representations, warranties and covenants of the Company contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

The contents of all documents referred to in this Disclosure Schedule are incorporated by reference in this Disclosure Schedule as though fully set forth in this Disclosure Schedule. The headings contained in this Disclosure Schedule are included for convenience only, and are not intended to limit the effect of the disclosures contained in this Disclosure Schedule or to expand the scope of the information required to be disclosed in this Disclosure Schedule. Subject to applicable law, this information is disclosed in confidence for the purposes contemplated in the Agreement and is subject to the confidentiality provisions of any other agreements entered into by the parties.

Exhibit C

List of Stockholders Party to the Voting Agreement

1.	Dr. Steven Tsengas
2.	Konstantine S. Tsengas
3.	Joseph T. Aveni
4.	PZ Holdings Ltd.
5.	Nick Tsengas

Exhibit D

Form of Voting Agreement